UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

Big Lots, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 19, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Big Lots, Inc., which will be held at the Company’s corporate office located at 300 Phillipi Road, Columbus, Ohio, on Thursday, May 25, 2006, beginning at 9:00 a.m. EDT.

The following pages contain the formal Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting of Shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company.

STEVEN S. FISHMAN
Chairman,
Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Big Lots, Inc. will be held at the Company’s corporate office located at 300 Phillipi Road, Columbus, Ohio, on Thursday, May 25, 2006, beginning at 9:00 a.m. EDT. At the meeting, the holders of the Company’s outstanding common shares will act on the following matters:

1.	The election of nine directors of the Company;

2.	The approval of the Big Lots 2006 Bonus Plan, in the form attached hereto as Appendix I; and

3.	The transaction of such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 27, 2006, are entitled to notice of and to vote at the Annual Meeting of Shareholders and any postponements or adjournment thereof.

By Order of the Board of Directors,

CHARLES W. HAUBIEL II
Senior Vice President, General Counsel
and Corporate Secretary

April 19, 2006
Columbus, Ohio

Your vote is important. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
Purpose of the Annual Meeting	1
Shareholder Voting Rights	1
Registered Shareholders and Beneficial Shareholders	1
Attendance at the Annual Meeting	2
How to Vote	2
Householding	2
Electronic Delivery of Proxy Materials and Annual Report	2
Tabulation of the Votes	3
Board’s Recommendation	3
Vote Required to Approve a Proposal	3
Proposal One	3
Other Matters	3
Quorum	3
PROPOSAL ONE: ELECTION OF DIRECTORS	4
GOVERNANCE OF THE COMPANY	5
Current Members of the Board of Directors	5
Board Meetings in Fiscal 2005	5
Role of the Board’s Committees	5
Audit Committee	5
Compensation Committee	6
Nominating/Corporate Governance Committee	6
Search Committee	6
Presiding Member of the Board	6
Determination of Director Independence	6
Other Directorships	7
Selection of Nominees by the Board	7
Director Compensation	8
Retainers and Fees	8
Stock Options	9
Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals	10
Shareholder Communications to the Board	10

i

STOCK OWNERSHIP	10
Ownership of Company Stock by Certain Beneficial Owners and Management	10
Section 16(a) Beneficial Ownership Reporting Compliance	12
AUDIT COMMITTEE REPORT	13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	15
Committee Meetings	15
Compensation Philosophy	15
Executive Compensation Practices	16
Executive Compensation Components	16
Salary	17
Bonus	17
Equity	17
Benefits/Perquisites	18
Comprehensive Review Process	19
Internal Pay Equity	20
Compensation for the Chief Executive Officer in Fiscal 2005	20
CEO Salary	20
CEO Bonus	21
CEO Equity	21
Compensation for Other Executives in Fiscal 2005	21
Non-CEO Salary	21
Non-CEO Bonus	22
Non-CEO Equity	22
Deductibility of Annual Compensation over $1 Million	22
Summary	23
EXECUTIVE COMPENSATION	23
Employment Agreements	23
Executive Change in Control Severance Agreements	24
Summary Compensation Table	25
Option Grants During Fiscal 2005	27
Option Exercises During Fiscal 2005 and Fiscal Year End Option Values	27
Comparison of Five Year Total Shareholder Return	28
Retirement Plans	28
Pension Plan	28
Supplemental Pension Plan	29
Savings Plan	29
Supplemental Savings Plan	30
Employee Equity Compensation	30
Equity Compensation Plan Information	31

ii

Executive Benefit Plan	32
PROPOSAL TWO: APPROVAL OF THE BIG LOTS 2006 BONUS PLAN	32
Introduction	32
Purpose	32
Administration and Description of Bonus Awards	32
Eligibility	33
Amendment, Suspension or Termination	33
Plan Benefits	34
INDEPENDENT AUDITORS	34
SHAREHOLDER PROPOSALS	34
ANNUAL REPORT ON FORM 10-K	34
PROXY SOLICITATION COSTS	34
OTHER MATTERS	35
BIG LOTS 2006 BONUS PLAN	Appendix I
BIG LOTS, INC. AMENDED AND RESTATED AUDIT COMMITTEE CHARTER	Appendix II

iii

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Big Lots, Inc., an Ohio corporation (the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 25, 2006, at the Company’s corporate office located at 300 Phillipi Road, Columbus, Ohio. The Notice of Annual Meeting of Shareholders, this Proxy Statement and the accompanying proxy card, together with the Company’s Annual Report to Shareholders for the fiscal year ended January 28, 2006 (“fiscal 2005”), are first being mailed to shareholders on or about April 19, 2006.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to elect the Company’s directors, approve the Big Lots 2006 Bonus Plan (the “2006 Bonus Plan”), and transact such other business as may properly come before the Annual Meeting. In addition, management will report on the performance of the Company.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 27, 2006, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. At the record date, the Company had outstanding 113,759,701 common shares, $.01 par value per share. Each of the outstanding common shares is entitled to one vote on each matter voted upon at the Annual Meeting, or any postponement or adjournment thereof. The holders of common shares have no cumulative voting rights in the election of directors. All voting shall be governed by the Code of Regulations of the Company and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with the Company’s transfer agent, National City Bank, you are considered, with respect to those common shares, a registered shareholder. The Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card, and 2005 Annual Report to Shareholders have been sent directly to registered shareholders by the Company.

If your common shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of common shares held in street name. The Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card, and 2005 Annual Report to Shareholders have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those common shares, the registered shareholder. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your common shares by using the voting instruction card included in the mailing or by following their instructions for voting electronically.

Attendance at the Annual Meeting

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

How to Vote

You may vote by completing, dating and signing the accompanying proxy card and returning it in the enclosed envelope. You may also vote online at www.proxyvote.com until May 24, 2006 at 11:59 p.m. EDT. If you wish to vote online, you will need your proxy card and must follow the instructions posted on the website. If you complete, date, sign and return your proxy card or you properly complete your proxy via the Internet, your shares will be voted as you direct.

If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the broker or other nominee that is the registered holder of the common shares. Additionally, beneficial shareholders may be able to instruct the broker or other nominee how to vote by telephone or electronically, so please contact your broker or other nominee to determine availability and applicable deadlines.

A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the Secretary of the meeting, either in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Householding

The Securities and Exchange Commission (“SEC”) has enacted a regulation that allows multiple shareholders residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, notices of shareholder meetings, and other documents if they consent to do so. Please note that if you do not respond to the householding election, householding will begin 60 days after the mailing of the Proxy Statement. Householding will be permitted only upon certain conditions, including where you agree to or do not object to the householding of your materials and you have the same last name and address as another shareholder. If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, notices of shareholder meetings, and other documents.

The householding election that appears on the enclosed proxy card provides a means for you to notify us whether or not you consent to householding. By marking “yes” in the box provided, you will consent to householding. By marking “no” in the box provided, you withhold your consent to participation. If you do nothing, you will be deemed to have given your consent to householding. Your consent to householding will be perpetual unless you revoke it. You may revoke your consent at any time by contacting Automatic Data Processing, Inc. (“ADP”), either by calling 1-800-542-1061, or by writing to: ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

Beneficial owners can request more information about householding from their banks, brokers or other holders of record.

Electronic Delivery of Proxy Materials and Annual Report

In lieu of receiving paper copies of next year’s proxy materials and annual report in the mail, shareholders may elect to receive these documents electronically via e-mail or the Internet. By opting to access these documents electronically, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive, and help preserve environmental resources. To enroll in the electronic delivery service for future annual meetings, use your proxy card information to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.

Tabulation of the Votes

Tabulation of the votes cast at the Annual Meeting will be performed by ADP, as inspected by duly appointed officers of the Company.

Board’s Recommendation

Unless you give other instructions on your proxy card (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote FOR election of the nominated slate of directors (see Proposal One), and FOR the approval of the 2006 Bonus Plan (see Proposal Two). If any other matter properly comes before the Annual Meeting, or if a director nominee named in the Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for such substitute nominee as recommended by the Board.

Vote Required to Approve a Proposal

Proposal One

For purposes of Proposal One, the nine director nominees receiving the greatest number of votes cast shall be elected. A properly executed proxy marked “withhold authority” with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated, although it will be counted for purposes of determining whether there is a quorum. If you are a beneficial shareholder, your broker or other nominee that is the registered holder of your common shares is permitted to vote your shares for the election of directors even if the broker or other nominee does not receive voting instructions from you.

Other Matters

For purposes of Proposal Two and any other matters that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. A properly executed proxy marked “abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendations of the Board.

If you are a beneficial shareholder, your broker or other nominee may not be permitted to exercise discretionary voting power with respect to some of the matters to be acted upon. Thus, if you do not give your broker or other nominee specific voting instructions, your common shares may not be voted on those matters and will not be counted in determining the number of common shares necessary for approval. Common shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares of the Company represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors of the Company. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the nominees for election as directors. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

Name	Age	Principal Occupation for the Past Five Years	Director Since
Sheldon M. Berman	65	Chairman, Chief Executive Officer and President, Xtreem Creative, Inc. (business planning, marketing planning, and advertising services).	1994
Steven S. Fishman	54	Chairman, Chief Executive Officer and President of the Company; former President, Chief Executive Officer and Chief Restructuring Officer, Rhodes, Inc. (furniture retailer) — Rhodes, Inc. filed for bankruptcy on November 4, 2004; former Chairman and Chief Executive Officer, Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer) — Frank’s Nursery & Crafts, Inc. filed for bankruptcy on September 8, 2004; former President and Founder, SSF Resources, Inc. (investment and consulting).	2005
David T. Kollat	67	President and Founder, 22, Inc. (research and management consulting).	1990
Brenda J. Lauderback	55	Former President — Wholesale Group, Nine West Group, Inc. (retail and wholesale footwear); former President — Footwear Wholesale, U.S. Shoe Corporation (retail and wholesale footwear); former Vice President, General Merchandise Manager, Dayton Hudson Corporation (retail stores).	1997
Philip E. Mallott	48	Independent financial consultant; retail stock analyst, Coker & Palmer (securities brokerage services); former Vice President and Chief Financial Officer, Intimate Brands, Inc. (retail stores).	2003
Ned Mansour	57	Former President, Mattel, Inc. (designer, manufacturer and marketer of toy products).	2003
Russell Solt	58	Director of Investor Relations, West Marine, Inc. (specialty retailer and catalog company); former Executive Vice President and Chief Financial Officer, West Marine, Inc.; former Senior Vice President and Chief Financial Officer, West Marine, Inc.; former President, Venture Stores (discount retailer).	2003
James R. Tener	56	President and Chief Operating Officer, Brook Mays Music Group (retail and wholesale music); former Chief Operating Officer, The Sports Authority (sporting goods retailer).	2005
Dennis B. Tishkoff	62	Chairman and Chief Executive Officer, Drew Shoe Corporation (manufacture, import and export, retail and wholesale footwear); President, Tishkoff and Associates, Inc. (retail consultant); former President and Chief Executive Officer, Shoe Corporation of America (retail footwear).	1991

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

Current Members of the Board of Directors

The members of the Board as of the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below. The Board has standing Audit, Compensation, and Nominating/Corporate Governance Committees. During fiscal 2005, the Board used an ad hoc Search Committee to assist the Board in identifying a new Chief Executive Officer (“CEO”). All committees report on their activities to the Board.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Search Committee
Sheldon M. Berman			*
Steven S. Fishman
David T. Kollat		**	*	**
Brenda J. Lauderback		*		*
Philip E. Mallott	**			*
Ned Mansour			**
Russell Solt	*
James R. Tener	*
Dennis B. Tishkoff		*		*

*	Committee Member

**	Committee Chair

Board Meetings in Fiscal 2005

Nine meetings of the Board were held during fiscal 2005. During the period for which he or she was a director in fiscal 2005, each director attended at least 75% of all meetings of the Board and the committees on which he or she served. Absent extenuating circumstances, it is the policy of the Company that each nominee standing for election be present at the Company’s Annual Meeting of Shareholders. Each director listed above attended the Company’s most recent Annual Meeting of Shareholders held in May 2005, except for Mr. Fishman who did not become a director until July 11, 2005. Under the Company’s Corporate Governance Guidelines (the “Guidelines”), each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board, and the committees of which he or she is a member.

Role of the Board’s Committees

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to the integrity of the financial reports and other financial information provided by the Company to its shareholders and others; the Company’s compliance with legal and regulatory requirements; the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance; the performance of the Company’s system of internal controls; and the Company’s audit, accounting and financial reporting processes generally. All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable New York Stock Exchange (“NYSE”) and SEC rules. Philip E. Mallott and Russell Solt serve as the Audit Committee’s financial experts, and the Board has determined that both satisfy the standards for “audit committee financial expert” as required by the SEC under the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “financially literate,” as required by the NYSE rules.

The functions of the Audit Committee are further described in its charter and in the Audit Committee Report found later in this Proxy Statement. The charter of the Audit Committee is included as Appendix II to this

Proxy Statement and is available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. A copy may also be obtained, without charge, upon written request of the Company’s Corporate Secretary. The Audit Committee met twelve times during fiscal 2005.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of the Company’s compensation programs. The Compensation Committee is involved in establishing the Company’s general compensation philosophy, reviewing and approving executive compensation, and overseeing the development and implementation of compensation programs. All members of the Compensation Committee are independent as required by the Committee’s charter and the NYSE rules.

The functions of the Compensation Committee are further described in its charter and in the Compensation Committee Report on Executive Compensation found later in this Proxy Statement. The charter of the Compensation Committee is available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. A copy may also be obtained, without charge, upon written request of the Company’s Corporate Secretary. The Compensation Committee met four times during fiscal 2005.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for recommending individuals to the Board for nomination as members of the Board and its committees and taking a leadership role in shaping the Company’s corporate governance policies and practices, including recommending to the Board the Guidelines applicable to the Company and monitoring Company compliance with the same. All members of the Nominating/Corporate Governance Committee are independent as required by the Committee’s charter and the NYSE rules. The functions of the Nominating/Corporate Governance Committee are further described in its charter, which is available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. A copy may also be obtained, without charge, upon written request of the Company’s Corporate Secretary. The Nominating/Corporate Governance Committee met twice during fiscal 2005.

Search Committee

In January 2005, the Board formed an ad hoc Search Committee for the purpose of identifying a new CEO to replace Michael J. Potter. The Search Committee was assisted in its recruitment efforts by an independent executive search firm that provides research and other pertinent information regarding potential candidates. In conducting its search, the Search Committee reviewed the candidates’ skill set and experience as it related to the needs of the Company. As the result of its efforts, the Search Committee recommended Mr. Fishman to the Board for its consideration as the new CEO. Following Mr. Fishman’s appointment as the Company’s CEO in July 2005, the Search Committee was disbanded. The members of the Search Committee met individually with several candidates and met as a group once in fiscal 2005.

Presiding Member of the Board

The Board has a presiding director whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management are not present. The role of presiding director is rotated among the non-management members of the Board. The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meets with the Company’s CEO and addresses any issues raised during the executive session.

Determination of Director Independence

In November 2005, the Board revised the Guidelines, which were initially adopted in August 2003. The Guidelines adopted by the Board comply with the NYSE rules. The Guidelines can be found on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. A copy may also be obtained, without charge, upon written request of the Company’s Corporate Secretary.

Pursuant to the Guidelines, the Board undertook its most recent annual review of director independence in February 2006. During this review, the Board considered transactions and relationships between each director, his or her affiliates, and any member of his or her immediate family and the Company, its subsidiaries, and members of senior management. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent. In determining under the NYSE rules whether any director has a material relationship with the Company (either directly or as a partner, shareholder or officer of another entity) aside from his or her service as a director of the Company, the Board considered the following factors:

•	whether the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	whether the director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service for which such compensation is not contingent in any way on continued service to the Company;

•	whether the director or an immediate family member is a partner or employee of a firm that is the Company’s internal or external auditor, whether the director’s immediate family member who is a current employee of such a firm participates in the firm’s audit, assurance or tax compliance practice, or whether the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	whether the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•	whether the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting, with the exception of Mr. Fishman, are independent of the Company and its management under the standards set forth by the NYSE rules and none of them have a material relationship with the Company aside from his/her service as a director of the Company. Mr. Fishman is considered a non-independent inside director due to his employment as the Company’s CEO.

Other Directorships

Mr. Kollat is a director of Limited Brands, Inc., Select Comfort Corporation, and Wolverine Worldwide, Inc. Mr. Kollat serves on the finance committee at Limited Brands, Inc., the audit committee at Select Comfort Corporation, and the governance and audit committees at Wolverine Worldwide, Inc., where he is the chair of the audit committee. Ms. Lauderback is a director of Select Comfort Corporation, Irwin Financial Corporation, Wolverine Worldwide, Inc. and Denny’s Corporation. Ms. Lauderback is a member of the audit committee at Wolverine Worldwide, Inc., and serves on both the audit and compensation committees at Irwin Financial Corporation. Mr. Mallott is a director of Too, Inc., where he also serves as the chair of the audit committee. Mr. Mansour is a director of The Ryland Group, where he is a member of the audit committee. Mr. Tener is a director of Edwin Watts Golf. Mr. Tishkoff is a director of Drew Shoe Corporation.

Selection of Nominees by the Board

The Nominating/Corporate Governance Committee has oversight over a broad range of issues surrounding the composition and operation of the Board. The Nominating/Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on the needs of the Company from time to time. The Nominating/Corporate Governance Committee also evaluates prospective nominees against the standards and qualifications set forth in the Company’s Corporate Governance Guidelines. Although the Nominating/Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee, the Committee does consider factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, diversity, age, and compatibility with the Company’s CEO and other members of the Board. The Nominating/Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the need for committee expertise. The Nominating/Corporate Governance Committee confers with the full Board as to the criteria it intends to apply before the search for a new director nominee is commenced.

In identifying potential candidates for Board membership, the Nominating/Corporate Governance Committee considers recommendations from the Board, shareholders, and management. A shareholder who wishes to recommend a prospective nominee to the Board must send written notice to: Chair of the Nominating/Corporate Governance Committee, 300 Phillipi Road, Columbus, Ohio 43228. The written notice shall include the prospective nominee’s name, age, business address, principal occupation, beneficial ownership of the Company’s common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating/Corporate Governance Committee also has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. In fiscal 2005, an outside search firm was retained to assist in identifying and evaluating prospective Board members, including in connection with the search for a new CEO.

After completing the evaluation of a prospective nominee, the Nominating/Corporate Governance Committee may make a recommendation to the full Board that the targeted individual be nominated by the Board, and the Board shall decide whether to approve a nominee after considering the recommendation and report of the Committee. Any invitation to join the Board will be extended through the chair of the Nominating/Corporate Governance Committee and the Company’s CEO, after approval by the full Board.

Director Compensation

Retainers and Fees

Pursuant to arrangements with the Company, each director who is not an officer of the Company and who is not involved in the daily affairs of managing the Company (“outside director”) is compensated for Board and committee participation. The retainers and fees for outside directors in fiscal 2005 consisted of: an annual retainer of $36,000; an additional annual retainer of $4,000 for the chair of the Audit Committee; an additional annual retainer of $2,000 for the chair of each of the Board’s other committees; $1,500 for each Board meeting attended in person; $1,000 for each committee meeting attended in person; $500 for each Board or committee meeting attended telephonically; and the ability to have the Company consider making a donation of up to $10,000 annually to a charity recommended by the director. During fiscal 2005, the chair of the Search Committee also received a one-time retainer of $15,000 and each other member of the Search Committee received a one-time retainer of $10,000. During fiscal 2005, eight directors, Messrs. Berman, Kollat, Mallott, Mansour, Solt, Tener and Tishkoff, and Ms. Lauderback, qualified as outside directors and, thus, were parties to such arrangements. The following table summarizes the retainers and fees earned in fiscal 2005 by each director standing for election.

Director	Board Retainer	Board Meeting Fees	Committee Retainer	Committee Meeting Fees	Total
Sheldon M. Berman	$36,000	$11,000	$0	$2,000	$49,000
David T. Kollat	$36,000	$11,500	$17,000	$6,500	$71,000
Brenda J. Lauderback	$36,000	$10,500	$10,000	$5,500	$62,000
Philip E. Mallott	$36,000	$11,500	$14,000	$13,000	$74,500
Ned Mansour	$36,000	$8,000	$2,000	$1,500	$47,500
Russell Solt	$36,000	$11,000	$0	$10,000	$57,000
James R. Tener	$36,000	$10,000	$0	$6,000	$52,000
Dennis B. Tishkoff	$36,000	$11,500	$10,000	$4,500	$62,000

Stock Options

In addition to the retainers and fees, outside directors receive an annual stock option grant under the Big Lots Director Stock Option Plan (the “Director Stock Option Plan”). During fiscal 2005, each of the eight outside directors received an option to acquire 10,000 common shares of the Company pursuant to the Director Stock Option Plan. The number of common shares available under the Director Stock Option Plan initially consisted of the original allocation of 500,000 common shares (781,250 shares as adjusted to account for the five for four stock splits which occurred in December 1996 and June 1997).

The Director Stock Option Plan is administered by the Compensation Committee. Neither the Board nor the Compensation Committee exercise any discretion in administering the Director Stock Option Plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board, but not more frequently than once in any six month period. Under the current formula, each outside director is granted annually an option to acquire 10,000 of the Company’s common shares, for an exercise price equal to the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting.

Stock options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first anniversary of the grant date, whereby the stock option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary. Stock options automatically terminate 10 years and one month following the date of grant. An optionee may dispose of the common shares underlying a stock option only during specific quarterly trading periods. Stock options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires an entity to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. On November 21, 2005, the Company announced that the Compensation Committee, after discussion with the Board, approved accelerating the vesting of stock options awarded on or before February 21, 2005, under the Director Stock Option Plan and the Big Lots, Inc. 1996 Performance Incentive Plan, as amended (the “1996 Incentive Plan”). The Committee did not, however, accelerate the vesting of stock options granted after February 21, 2005, including those granted to the outside directors in fiscal 2005 or the stock options previously awarded to the Company’s former CEO. Additionally, the Committee imposed a holding period that requires all directors, executive vice presidents, and senior vice presidents (including the Company’s named executive officers other than Messrs. Fishman and Potter, whose options were not accelerated) to refrain from selling net shares acquired upon any exercise of these accelerated options, until the date on which the exercise would have been permitted under the options’ original vesting terms or, if earlier, the executive officer’s death, disability or termination of employment. In addition to the perceived positive effect on associate morale and retention, the decision to accelerate vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded following the adoption of SFAS No. 123(R) in the first quarter of fiscal 2006.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

The Company has a Code of Business Conduct and Ethics, which is applicable to all of the Company’s associates, including the directors, the principal executive officer, the principal financial officer and the principal accounting officer. The Company has a separate Code of Ethics for Financial Professionals which is applicable to its CEO, Chief Administrative Officer, and all other Senior Financial Officers (as that term is defined therein). Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. A copy may also be obtained, without charge, upon written request of the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors and executive officers) or to the Code of Ethics for Financial Professionals at this location on its website.

Shareholder Communications to the Board

Shareholders and other parties interested in communicating directly with the Board or with the outside directors as a group may do so by choosing one of the following options:

Call the Board at:	(866) 834-7325
Write to the Board at:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail the Board at:	www.ci-wackenhut.com/getreal.htm

Under a process approved by the Nominating/Corporate Governance Committee for handling correspondence received by the Company and addressed to outside directors, the Office of the General Counsel of the Company reviews all such correspondence and forwards to the Board or applicable members of the Board a summary and/or copies of any such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is directed to members of the Board and request copies of any such correspondence. Concerns relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating/Corporate Governance Committee. Those parties sending written communications to the Board will receive a written acknowledgement upon the Company’s receipt of the communication. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

STOCK OWNERSHIP

Ownership of Company Stock by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of the common shares of the Company by each holder of more than 5% of such common shares, each director, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. The assessment of holders of more than 5% of the Company’s common shares is based on a review of and reliance upon filings with the SEC. Except as otherwise indicated, all information is as of March 27, 2006.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(9)(10)	Percent of Outstanding Common Shares
Lisa M. Bachmann	158,559	*
Sheldon M. Berman (1)	77,562	*
Joe R. Cooper	194,950	*
Steven S. Fishman	200,000	*
David T. Kollat	162,034	*
Brenda J. Lauderback	55,300	*
Philip E. Mallott	22,500	*
Ned Mansour	28,000	*
John C. Martin	206,277	*
Michael J. Potter	1,468,326	1.3%
Russell Solt	22,000	*
James R. Tener	0	*
Dennis B. Tishkoff	65,422	*
Brad A. Waite	650,057	*
FMR Corp. (2)	17,036,630	15.0%
Cooke & Bieler, L.P. (3)	12,507,190	11.0%
First Pacific Advisors, Inc. (4)	10,611,300	9.3%
Capital Research and Management Company (5)	9,271,400	8.1%
Royce & Associates, LLC (6)	8,159,700	7.2%
Sasco Capital, Inc. (7)	6,303,500	5.5%
Westport Asset Management, Inc. (8)	5,835,182	5.1%
All directors & executive officers as a group (19 persons)	4,334,099	3.8%

*	Represents less than 1.0% of the outstanding common shares.

(1)	Includes 5,468 common shares owned by Xtreem Creative, Inc., of which Mr. Berman serves as Chairman, Chief Executive Officer and President.

(2)	In its joint statement on Schedule 13G/A filed on February 14, 2006 with Edward C. Johnson III, FMR Corp. stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, which number includes 16,933,816 shares (14.9% of the common shares at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and 102,814 shares beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the common shares reported in the table above, FMR Corp. had sole voting power over 445,134 shares and sole dispositive power over all of the shares.

(3)	In its Schedule 13G/A filed on February 15, 2006, Cooke & Bieler, L.P. stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, had no sole voting power over the shares, shared voting power over 7,094,490 of the shares, no sole dispositive power over the shares, and shared dispositive power over 12,074,090 of the shares.

(4)	In its Schedule 13G/A filed on February 10, 2006, First Pacific Advisors, Inc. stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, had shared voting power over 3,478,100 of the shares, and shared dispositive power over all the shares.

(5)	In its joint statement on Schedule 13G/A filed on February 10, 2006 with The Growth Fund of America, Inc., Capital Research and Management Company stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, had sole voting power over 4,271,400 of the shares and sole dispositive power over all the shares, and that The Growth Fund of America, Inc. had sole voting power over 5,000,000 of the shares and no dispositive power over any of the shares.

(6)	In its Schedule 13G/A filed on January 11, 2006, Royce & Associates, LLC stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, and had sole voting power and sole dispositive power over all of the shares.

(7)	In its Schedule 13G filed on February 6, 2006, Sasco Capital, Inc. stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, and had sole voting power over 2,644,200 of the shares and sole dispositive power over all of the shares.

(8)	In its Schedule 13G filed on February 13, 2006, Westport Asset Management, Inc. stated that it beneficially owned the number of common shares reported in the table as of December 31, 2005, had sole voting power over 1,360,906 of the shares, shared voting power over 3,968,739 of the shares, sole dispositive power over 1,360,906 of the shares, and shared dispositive power over 4,474,276 of the shares. Westport Asset Management, Inc. owns 50% of Westport Advisors LLC, an investment advisor with whom it shares voting power over 3,968,739 of the shares.

(9)	The persons named in the table have sole voting power and dispositive power with respect to all common shares of the Company shown as beneficially owned by them, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of the record date under stock options exercisable within that period. Of the common shares reported for Messrs. Berman, Cooper, Fishman, Kollat, Mallott, Mansour, Martin, Potter, Solt, Tener, Tishkoff and Waite, and Mss. Bachmann and Lauderback, and for all directors and executive officers as a group, 62,813, 160,000, 0, 62,813, 20,000, 20,000, 150,000, 1,392,500, 20,000, 0, 62,813, 562,500, 130,000, 55,000 and 3,624,189, respectively, are common shares which may be acquired within 60 days of the record date under stock options exercisable within that period.

(10)	The amounts reported in the table above include common shares of the Company that it has acquired for purposes of the Company’s obligation to match a portion of the Named Executive Officers’ respective contributions to the Big Lots Supplemental Savings Plan. With respect to the contributions of Messrs. Cooper, Fishman, Martin, Potter and Waite, and Ms. Bachmann, 2,121, 0, 903, 31,346, 16,470 and 590 common shares were acquired by the Company, respectively. The Named Executive Officers do not have voting or dispositive power with respect to the common shares held by the Company in connection with the Big Lots Supplemental Savings Plan.

The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company’s common shares are as follows: FMR Corp., Fidelity Management & Research Company, and Fidelity Management Trust Company, 82 Devonshire Street, Boston, MA 02109; Cooke & Bieler, L.P., 1700 Market Street, Philadelphia, PA 19103; First Pacific Advisors, Inc., 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064; Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824; and Westport Asset Management, Inc., 253 Riverside Avenue, Westport, CT 06880.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares of the Company. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of its directors, executive officers and 10% shareholders complied during fiscal 2005 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of the Form 3 that was filed late by Mr. Tener to report that he did not beneficially own any of the Company’s securities.

AUDIT COMMITTEE REPORT

The Audit Committee (referred to as the “Committee” for purposes of this Report) assists the Board in fulfilling its oversight responsibility with respect to the integrity of the Company’s accounting, auditing and reporting processes. Annually, the Committee selects the Company’s independent auditors. Deloitte & Touche LLP was selected as the Company’s independent auditors for fiscal 2005. As of the date of the Proxy Statement, no independent auditor has been selected for the fiscal year ending February 3, 2007 (“fiscal 2006”), as the Committee believes it to be in the Company’s best interest to delay its selection until a reasonable time following the completion of the fiscal 2005 audit.

The Committee consists of three outside directors of the Board. The Company’s common shares are listed on the NYSE. The members of the Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Committee specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and financial reporting process, and the Company’s systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures;

•	the annual independent audit of the Company’s financial statements, the engagement of the independent auditor, and the evaluation of the independent auditor’s qualifications, independence and performance;

•	the performance of the Company’s internal audit function;

•	the evaluation of enterprise risk issues; and

•	the fulfillment of other responsibilities set forth in its charter.

The full text of the Committee’s charter is included as Appendix II to this Proxy Statement and is available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption. The Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities, conducts a self-assessment and review of the charter annually, and believes it fulfilled its responsibilities thereunder in fiscal 2005.

The Committee met twelve times during fiscal 2005. The Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. The Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Committee meeting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2005, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

The Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP. Management has the primary responsibility for the financial statements and the reporting process. The Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified or supplemented. The Committee has received written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of Deloitte & Touche LLP with Deloitte & Touche LLP.

The Committee has also considered whether Deloitte & Touche LLP’s provision of any non-audit services to the Company is compatible with maintaining the independence of Deloitte & Touche LLP. Consistent with the Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2005, including the related fees, were pre-approved by the Committee. Under the policy, the Committee is required to pre-approve all audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of those services does not impair the independent auditor’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Committee requires the independent auditor and management to report on the actual fees incurred for each category of service at Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services which have not been approved. In those instances, the Committee requires specific pre-approval before engaging the independent auditor. The Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Committee at its next scheduled meeting.

The fees incurred by the Company for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2005	Fiscal 2004
Audit Fees	$1,627,000	$1,367,000
Audit-Related Fees (a)	$109,000	$120,000
Tax Fees (b)	$25,000	$114,000
All Other Fees	$—	$—
Total Fees	$1,761,000	$1,601,000

(a)	Principally audits of employee benefit plans and accounting consultation.

(b)	Principally tax planning and tax compliance services.

The Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. Based on all of these discussions and a review of all the items delivered, the undersigned members of the Committee recommended to the Board that it approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2005, for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
Russell Solt
James R. Tener

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation program for the Company’s executives, including the CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”), is administered by the Compensation Committee of the Board (referred to as the “Committee” for purposes of this Report). In connection with the decision to shift certain responsibilities related to the identification of candidates for service on the Board and its committees from the Committee to the Nominating/Corporate Governance Committee, the Committee’s charter was amended and its name was changed from the Nominating and Compensation Committee to the Compensation Committee in November 2005. Notwithstanding these changes, the role of the Committee continues to include establishing and implementing the philosophy, policies and procedures applicable to the Company’s executive compensation program; reviewing and approving all executives’ compensation; administering the Company’s equity-based compensation plans and approving grants made to executives thereunder; and reporting on the entirety of the executive compensation program to the Board. The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review the charter and revise it as needed. The charter, as last revised in November 2005, is available on the Company’s website at www.biglots.com under the “Investor Relations — Governance” caption.

The Committee’s membership is determined by the Board and is composed of three outside directors who are independent within the meaning of the listing standards of the NYSE. The Committee meets at scheduled times during the year and as otherwise needed. The Committee Chair reports on Committee actions and recommendations at Board meetings. The Company’s Human Resources Department and a management working group support the Committee’s efforts and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. As discussed in greater detail below, in fiscal 2005, the Committee engaged an outside compensation consulting firm to assist the Committee in its review of the compensation program for executives and other members of management. In connection with its role in developing a reasonable and competitive compensation package for the Company’s new CEO, the Committee also relied upon information provided by an outside executive search firm.

Committee Meetings

In fiscal 2005, the Committee met four times with 100% attendance. At the first Committee meeting during the year, all components of the CEO’s and other executives’ compensation were reviewed and analyzed. Information concerning the CEO’s and other executives’ compensation was distributed prior to the meeting to ensure that the Committee members had time to ask for additional information, raise questions, and further discuss the compensation amounts.

Compensation Philosophy

The Committee’s general compensation philosophy is that total compensation should vary with the Company’s performance in achieving financial and non-financial objectives, and any incentive compensation should be closely aligned with the shareholders’ interests. This philosophy applies to all of the Company’s full-time, salaried employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

The Committee believes that the strong performance of its executives is a key to the Company’s success. Consequently, the Committee has adopted compensation incentives, both short-term and long-term, with a goal of maximizing shareholder value. The Committee feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon executive participation in the Company’s performance through equity ownership and bonus opportunities based upon the Company’s performance. Guided by principles that reinforce the Company’s pay-for-performance philosophy, the primary compensation components for all executives, including the CEO and the other Named Executive Officers, consist of salary, bonus opportunities under the Company’s 1998 Key Associate Annual Incentive Compensation Plan, as amended and restated in 2001 (the “2001 Bonus Plan”), and equity awards made under the expired 1996 Incentive Plan and the successor Big Lots 2005 Long-Term Incentive Plan (the “2005 Incentive Plan”). The Committee believes these components properly align the financial interests and success of executives with those of the shareholders. In addition, executives are entitled to certain benefits according to the Company’s policies and under the Company’s health, insurance and retirement plans.

In fiscal 2004, the Committee engaged in a review of the executive compensation program and the philosophy driving the program. In fiscal 2005, the Committee continued this critical review, with the goal of developing the appropriate mix of fixed and variable compensation linked to individual and Company performance. In the course of this review, the Committee sought the advice of an outside compensation consultant and Company management. The Committee also identified the key strategic compensation design priorities for the Company: align executive compensation with shareholder interests; inspire and reward superior performance by executives and the Company; retain executives by paying them competitively; motivate executives to contribute to the Company’s success and reward them for their performance; manage executive compensation costs; and continue to focus on corporate governance. The Committee also considered whether any changes should be made to the Company’s compensation programs in support of these strategic priorities. With the exception of the restricted stock award to Mr. Fishman discussed below, the Committee chose not to employ equity vehicles in fiscal 2005 that differ between the executives and the broad-based employee population. Instead, it used non-qualified stock options as long-term incentives and for the retention for many employees, including executives.

Executive Compensation Practices

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO, the other Named Executive Officers, and the Company’s other executives. Annually, the Committee surveys the executive compensation practices of selected Standard & Poor’s Retail Stores Index companies and other companies with similar revenues. Included in this competitive set are discount retailers, dollar stores, deep discount drugstore chains, traditional retailers, and specialty retailers. The Committee’s practice is to target total direct compensation levels for the Company’s executives at a competitive level when compared with total direct compensation of surveyed companies, adjusted to the Columbus, Ohio market when possible. Total direct compensation includes salary, bonus at the targeted level, and equity incentives. Overall individual performance is measured against the following factors, though these factors vary as required by business conditions:

•	long-term strategic goals;

•	short-term business goals;

•	revenue and profit goals;

•	improving operating margins;

•	revenue growth versus the industry;

•	earnings-per-share growth;

•	continued optimization of organizational effectiveness and productivity;

•	the development of talent and leadership throughout the Company; and

•	the fostering of teamwork and other Company values.

In setting the goals and measuring an executive’s performance against those goals, the Committee also considers the performance of its competitors and general economic and market conditions. None of the factors used by the Committee are assigned a specific weight. Instead, the Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect the changing economic and marketplace conditions. The success of each executive’s efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company’s continuing success.

Executive Compensation Components

The compensation program for the Company’s executives, including the CEO and the other Named Executive Officers, consists of the following four components:

•	salary;

•	bonus;

•	equity; and

•	benefits/perquisites.

The Company’s executives, including the CEO and the other Named Executive Officers, are not provided with compensation outside of these components. The Committee believes this is important in order to establish a culture that places value on the contributions of all of the Company’s employees.

Salary

Salary is base cash compensation and is determined by individual performance and the competitive market. Salary for each executive is established annually based on a salary range that corresponds to the executive’s job responsibilities and overall individual job performance. A minimum salary for the CEO and each other Named Executive Officer has been established in their respective employment agreements.

Bonus

The 2001 Bonus Plan provides for cash compensation to be paid annually when certain Company financial measures (“performance criteria”) are achieved. No right to a minimum bonus exists under the 2001 Bonus Plan. Bonuses are only paid when the Company achieves the specific performance criteria established at the Committee’s sole discretion. The Committee derives the performance criteria from the Company’s planned earnings for the fiscal year, as approved by the Board at the start of the fiscal year.

The Committee also defines the “performance goals,” often referred to as floor, target and stretch, at the time that the performance criteria are established. The performance goals equate to a percentage of the salary of the CEO and each of the other Named Executive Officers. Performance goals are established at three levels — the lowest percentage of salary that will be paid if the threshold performance criteria set by the Committee are met but the targeted performance criteria are not fully achieved (“floor”); the percentage of salary that will be paid if the performance criteria set by the Committee are met (“target”); and the percentage of salary that will be paid if the performance criteria are exceeded, subject to a maximum set by the Committee (“stretch”). The bonus awards that may be earned under the 2001 Bonus Plan range from the floor to the stretch performance goals, and include all amounts in between. The target and stretch performance goals for the CEO and each of the other Named Executive Officers has been established in their respective employment agreements, while the floor is set annually by the Committee. For executives other than the CEO and the other Named Executive Officers, the performance goals approved by the Committee are set by position level. Subject to the terms of the employment agreements, the Committee retains the right to adjust the performance goals.

During fiscal 2005, the Company’s executives, including the CEO and the other Named Executive Officers, participated in the 2001 Bonus Plan; however, no bonuses were paid under the 2001 Bonus Plan as the performance criteria established by the Committee were not met. As discussed below, one-time bonuses were paid to the CEO and the other Named Executive Officers in fiscal 2005. Mr. Fishman received a bonus in connection with the commencement of his employment in July 2005, and each of the other Named Executive Officers (excluding Mr. Potter) received a bonus in connection with the fulfillment of their obligations under their respective retention packages dated January 6, 2005.

Equity

At the 2005 Annual Meeting, shareholders approved the 2005 Incentive Plan. The 2005 Incentive Plan replaced the 1996 Incentive Plan, which expired on December 31, 2005. Beginning January 1, 2006, equity awards will be issued under the 2005 Incentive Plan.

Like its replacement, the 1996 Incentive Plan is designed to encourage creation of long-term value for the Company’s shareholders and equity ownership by the Company’s executive officers, including the CEO and the other Named Executive Officers. Each stock option grant allows the executive to acquire common shares of the Company, subject to the completion of a vesting period and continued employment with the Company. Once vested, these common shares may be acquired at a fixed price per share (the fair market value on the grant date) and remain exercisable for the term set by the Committee. An executive’s grant amount, if any, is made at the Committee’s discretion and is based on competitive market conditions, the position of the executive, and individual and Company performance, and is subject to the limits set forth in the 1996 Incentive Plan. Historically, the vesting period of stock options has been five years and the term has been ten years. During fiscal 2005, the Company granted stock options to certain of the Company’s executives, excluding the Named Executive Officers, under the historical vesting period and term. In connection with the commencement of his employment as the Company’s CEO, Mr. Fishman was granted a stock option that vests equally over four years and expires seven years after the grant date. Just as the Committee continues to assess the reasonableness of each component of executive compensation, the Committee will continue to review the appropriateness of vesting periods and term.

On November 21, 2005, the Company announced that the Committee, after discussion with the Board, approved accelerating the vesting of stock options awarded on or before February 21, 2005, except those stock options previously granted to Mr. Potter. As Mr. Fishman’s hire date was July 11, 2005, the stock options that he held were not accelerated. Additionally, the Committee imposed a holding period that requires all directors, executive vice presidents, and senior vice presidents (including the Company’s named executive officers other than Messrs. Fishman and Potter, whose options were not accelerated) to refrain from selling net shares acquired upon any exercise of these accelerated options, until the date on which the exercise would have been permitted under the options’ original vesting terms or, if earlier, the executive officer’s death, disability or termination of employment. In addition to the perceived positive effect on associate morale and retention, the decision to accelerate vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded following the adoption of SFAS No. 123(R) in the first quarter of fiscal year 2006.

During fiscal 2005, the Company also made a restricted stock grant to Mr. Fishman in connection with the commencement of his employment. The restricted stock granted to Mr. Fishman in fiscal 2005 is held in escrow and will vest fully after five years of service or in thirds upon the earlier attainment of common share price targets. This restricted stock award will also vest fully if there is a change in effective control of the Company (as defined in the 1996 Incentive Plan), and will vest on a prorated basis in the event that Mr. Fishman dies or becomes disabled before the lapse of the five year term. The restricted stock award will be forfeited, in whole or in part, as applicable, if Mr. Fishman’s employment terminates.

Benefits/Perquisites

The Company’s philosophy is to offer employees protection from catastrophic events by offering health (medical, dental and vision) benefits under the Big Lots Associate Benefit Plan (the “Benefit Plan”) and by making disability coverage available. Where applicable, employees are responsible for managing benefit choices and balancing their own level of risk and return. During fiscal 2005, the Company offered medical benefits to its executives, including the CEO and the other Named Executive Officers, that were generally available to its other employees under the Benefit Plan, plus the opportunity to participate in the Big Lots Executive Benefit Plan (the “Executive Benefit Plan”). The Executive Benefit Plan is a supplemental health benefit plan that reimburses participants for medical costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by participants in the Executive Benefit Plan are treated as taxable income. The Company reimburses each executive receiving taxable benefits under the Executive Benefit Plan for the approximate amount of the executive’s income and payroll tax liability relating to the benefits received. Also during fiscal 2005, the Company offered short-term disability coverage to most employees and long-term disability coverage to all salaried employees. For executives, including the CEO and the other Named Executive Officers, the benefit under the long-term disability coverage is greater than for employees below the level of vice president. Under the long-term disability coverage, an executive may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. The premiums for long-term disability coverage are paid by the Company, and the Company pays the executive the amount necessary to hold him or her harmless from the income taxes resulting from premium payments.

The Company also provides executives with certain personal benefits. Personal benefits that are generally available to all officers at or above the level of vice president include the option of using a Company automobile or accepting a monthly allowance, and the use of a cellular telephone and a personal digital assistant. Additionally, the Company provides executives with certain other personal benefits consistent with programs offered to substantially all of the Company’s salaried employees, including discounted purchases at the Company’s stores and tuition reimbursement.

Comprehensive Review Process

During fiscal 2005, the Committee reviewed all components of executive compensation — salary, bonus, equity and benefits/perquisites — as well as the accumulated realized and unrealized stock option gains. Additionally, the Committee analyzed the market competitiveness and effectiveness of the design of the Company’s executive compensation program. In order to assist with these deliberations, the Committee engaged an outside compensation consulting firm.

With respect to the salary component of the Company’s executive compensation program, the Committee reviewed the salaries of the Company’s top 11 compensated executives and salary survey information from the competitive market. When considering adjustments in base salary, the Committee considered several factors, including compensation history of the executive, market data and competitive factors.

As part of its review of the bonus component of the Company’s executive compensation program, the Committee determined that the performance criteria established by the Committee for the fiscal year ended January 29, 2005 (“fiscal 2004”) were not satisfied and, accordingly, no bonuses would be paid under the 2001 Bonus Plan for performance in fiscal 2004. For fiscal 2005, the Committee considered the various indicia of Company achievement in order to establish meaningful performance criteria under the 2001 Bonus Plan. The Committee chose to use a formula based on the executive’s salary and a measure of the Company’s income. To determine eligibility and the amounts of each executive’s bonus for fiscal 2005, each executive’s salary was multiplied by the performance criteria set by the Committee. The performance criteria established by the Committee for fiscal 2005 were based on the greater of (i) income from continuing operations, (ii) income (loss) from continuing operations before extraordinary items and/or the cumulative effect of a change in accounting principle, or (iii) income before extraordinary items, with each such measure being adjusted to remove the effect of unusual or non-recurring event items. In making adjustments to remove the effect of unusual or non-recurring event items, the Committee took into account: asset impairments under Statement of Financial Accounting Standards No. 144, as amended or superseded; acquisition-related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any loss attributable to the business operations of any entity or entities acquired during fiscal 2005; tax settlement charges; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring item charges (not otherwise listed) as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring item charges (not otherwise listed) in management’s discussion and analysis of financial condition and results of operations, selected financial data, financial statements and/or in the footnotes to financial statements, each as appearing in the annual report to shareholders; unrealized losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133, as amended or superseded (such as the amendment by Statement 138, if applicable); and/or compensation charges related to stock option activity.

The Committee also allows bonus payouts at lower than target levels (floor), greater than target levels (stretch), and all amounts in between. The Committee believes the performance criteria established for fiscal 2005 bear a strong relationship to its philosophy of tying executive compensation to shareholder value. The Committee’s aim in setting the bonus objectives was to reward 2001 Bonus Plan participants while generating substantial free cash flow and strong earnings growth for the Company.

In light of the Company’s results in fiscal 2005, the performance criteria established by the Committee were not satisfied and no bonuses were paid under the 2001 Bonus Plan for performance in fiscal 2005. As discussed below, Mr. Fishman and each of the other Named Executive Officers (excluding Mr. Potter) received one-time bonuses in fiscal 2005. Consequently, fiscal 2005 total cash compensation for the CEO and the other Named Executive Officers (excluding Mr. Potter) was on par with the market average. Excluding the one-time bonuses, the total executive cash compensation remained below the market average, because the Committee’s philosophy requires that the Company consistently perform at high levels to deliver at or above-market compensation. Based on its review, the Committee has determined that the CEO’s and the other

Named Executive Officers’ total compensation was reasonable and not excessive. It should be noted that when the Committee considers any component of the CEO’s or another Named Executive Officer’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) equity award gains are taken into consideration in the Committee’s decisions.

Internal Pay Equity

In the process of reviewing each component of compensation separately, and in the aggregate, the Committee directs the Company’s Human Resources Department to prepare a summary showing the relative compensation of each level of management (e.g., between the CEO and other Named Executive Officers, and then between the CEO and the lower levels of executives). The comparison includes all components of compensation. Prior to hiring Mr. Fishman, the Committee believed that the relative difference between CEO compensation and the compensation of the Company’s other executives had not increased significantly over the years. While Mr. Fishman’s compensation package increases the relative difference between CEO compensation and the compensation of the Company’s other executives, the Committee believes that the increase in compensation from Mr. Potter to Mr. Fishman was appropriate and necessary in order to attract a chief executive with Mr. Fishman’s experience. The factors considered with establishing Mr. Fishman’s compensation are described in greater detail below.

Compensation for the Chief Executive Officer in Fiscal 2005

In fiscal 2005, in connection with his commencement as Chairman, CEO and President, Mr. Fishman entered into an employment agreement with the Company. Mr. Fishman replaced Mr. Potter on July 11, 2005.

While the Committee generally followed the philosophy and practices described above to determine Mr. Fishman’s fiscal 2005 compensation (e.g., tying a substantial portion of total compensation to the Company’s future performance with non-qualified stock options, restricted stock, and a performance-based cash bonus opportunity), the Committee believed that it was inappropriate to consider the Company’s prior performance when establishing Mr. Fishman’s compensation. In setting both the cash-based and equity-based elements of Mr. Fishman’s compensation, the Committee made an overall assessment of his ability to formulate and execute the Company’s long-term and short-term strategic, operational and business goals. Additionally, in order to attract Mr. Fishman with a compensation package that was competitive within the discount retail industry, the Committee also considered information provided by an outside executive search firm. Accordingly, Mr. Fishman’s total compensation reflects a consideration of both competitive forces and the perceived value that Mr. Fishman brings to the Company.

Mr. Potter’s compensation was established by his employment agreement dated January 6, 2005, in accordance with the philosophy and practices described above and in recognition of his desire to transition from his role as Chairman, CEO and President.

CEO Salary

Mr. Fishman’s salary was established based on the competitive forces and perceived value described above. While his employment agreement does not provide for automatic salary increases, such increases (if any) are made in the sole discretion of the Committee during its annual review process of the Company’s executives. The Committee has chosen not to adopt any specific schedule of salary increases, and may adjust Mr. Fishman’s salary without regard to adjustments in the salaries of other executives of the Company. Generally, the Committee will look to the factors described above, including Company performance, in determining the amount of Mr. Fishman’s salary increase (if any). The Committee does not weigh such factors in advance or tie Mr. Fishman’s salary to specific performance criteria. For fiscal 2005, Mr. Fishman’s annualized salary was $960,000.

Pursuant to his employment agreement, Mr. Potter’s fiscal 2005 annualized salary was $765,000 for the period in which he served as CEO.

CEO Bonus

Mr. Fishman’s bonus is determined in accordance with his employment agreement and the 2001 Bonus Plan. Under the 2001 Bonus Plan, Mr. Fishman’s bonus is based upon the Company’s achievement of specific performance criteria established by the Committee. Although his employment agreement provides him with the opportunity to earn a target bonus equal to 77.08% of his salary and a stretch bonus equal to 165.63% of his salary (no right to a minimum bonus exists in the employment agreement), the establishment of the Company’s performance criteria applicable to his performance goals are solely in the Committee’s discretion. As a result of the Company’s performance in fiscal 2005, Mr. Fishman did not receive a bonus under the 2001 Bonus Plan. Mr. Fishman did, however, received a one-time bonus of $750,000 in connection with the commencement of his employment. The one-time bonus is conditioned upon Mr. Fishman continuing his employment with the Company for one year. Should Mr. Fishman voluntarily terminate his employment within one year, he would be obligated to reimburse the Company the full amount of the one-time bonus.

While Mr. Potter’s employment agreement provided him the opportunity to earn a bonus under the 2001 Bonus Plan during the period in which he served as CEO, no bonus was paid to Mr. Potter for fiscal 2005.

CEO Equity

The Committee believes that the grant of a significant quantity of stock options and restricted stock to Mr. Fishman further links Mr. Fishman’s interests with the interests of the shareholders. Consequently, Mr. Fishman’s equity interests in the Company, through stock options and restricted stock granted under the 1996 Incentive Plan, comprise a substantial portion of his compensation and align his personal rewards and motivation with Company performance and shareholder value. Stock options and restricted stock are granted to Mr. Fishman at the discretion of the Committee. Contemporaneous with his hiring and consistent with the competitive market review conducted by the Committee, Mr. Fishman was awarded a non-qualified stock option to acquire 500,000 common shares of the Company and 100,000 restricted common shares. Mr. Fishman’s stock option has an exercise price equal to the fair market value of the Company’s common shares at the date the stock option was granted, vests equally over four years, and expires seven years after the grant date. Mr. Fishman’s restricted stock will vest fully after five years of service or in one-third increments upon the earlier attainment of common share price targets. The restricted stock award will also vest fully if there is a change in effective control of the Company (as defined in the 1996 Incentive Plan), and will vest on a prorated basis in the event that Mr. Fishman dies or becomes disabled before the lapse of the five year term. The restricted stock award will be forfeited, in whole or in part, as applicable, if Mr. Fishman’s employment terminates for any reason before the restrictions lapse.

Given his previously announced intention to transition from his role as CEO, the Committee elected not to grant Mr. Potter equity compensation in fiscal 2005.

Compensation for Other Executives in Fiscal 2005

Compensation for the Company’s non-CEO executives, including the “other Named Executive Officers,” is based on the Committee’s assessment of each executive’s contributions to the Company’s financial and non-financial goals. The Committee also considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision with respect to non-CEO executives. As described above, the Committee undertakes a comprehensive review to align executives’ compensation with shareholders’ interests, reinforce the Company’s pay-for-performance philosophy, and adhere to the Committee’s overall compensation values.

Non-CEO Salary

The salaries paid to the other Named Executive Officers in fiscal 2005 are shown in the “Annual Compensation — Salary” column of the Summary Compensation Table. Each of the other Named Executive Officers is a party to an employment agreement with the Company. Although these employment agreements establish the other Named Executive Officers’ respective base salaries, the employment agreements do not provide for any automatic salary increases.

The salary component for the Company’s executive officers, other than the CEO and the other Named Executive Officers, is based upon competitive market data for comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

Non-CEO Bonus

As shown in the “Annual Compensation — Bonus” column of the Summary Compensation Table and accompanying footnote, no bonuses were paid to the other Named Executive Officers in fiscal 2005 in accordance with the 2001 Bonus Plan. The bonus component for the other Named Executive Officers consists of a percentage of salary earned as the Company achieves specific performance criteria established by the Committee. The percentage of salary is generally set by position level, subject to adjustments by the Committee based upon its subjective evaluation of the individual’s performance. Each other Named Executive Officer’s employment agreement provides an opportunity to earn a target bonus and a stretch bonus, but no right to a minimum bonus exists in the employment agreements. As with the Company’s CEO, the establishment of the Company’s performance criteria applicable to the other Named Executive Officers, as well as the performance goals of the other non-CEO executives, remains solely in the Committee’s discretion. As a result of the Company’s performance in fiscal 2005, none of the Company’s non-CEO executives received a bonus under the 2001 Bonus Plan.

In connection with the retention packages previously discussed, each of the other Named Executive Officers received a one-time bonus in fiscal 2005. These one-time bonuses are reflected in the “Annual Compensation — Bonus” column of the Summary Compensation Table and accompanying footnote. The purpose of the retention packages was to provide additional incentives for certain executives to remain with the Company while it selected and integrated a new CEO. In accordance with the retention packages, if the executive remained employed with the Company through February 1, 2006, or if the executive was involuntarily terminated before such date for any reason other than cause, he or she would receive a one-time bonus. The one-time retention bonuses paid to Mr. Waite, Mr. Martin, Ms. Bachmann and Mr. Cooper were $375,000, $279,000, $187,500, and $175,000, respectively. Had a bonus been earned by an executive under the 2001 Bonus Plan for fiscal 2005, it would have been reduced by the one-time bonus received by the executive under the retention package.

Non-CEO Equity

The stock options granted to the other Named Executive Officers in fiscal 2005 are shown in the “Long-Term Compensation — Awards” column of the Summary Compensation Table. The equity participation component for executives other than the CEO consists of non-qualified stock options and, in certain instances, restricted stock granted under the 1996 Incentive Plan. Equity awards are typically made near the beginning of each fiscal year during the Committee’s annual review process and in an amount determined by position and performance in the prior fiscal year. In addition, equity awards are often made in connection with the promotion of an individual to a greater level of responsibility. The number of common shares covered by each equity award is set in advance by position, subject to adjustment based upon the Committee’s subjective evaluation of the individual’s performance.

Deductibility of Annual Compensation over $1 Million

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), that generally limit the tax deductions for compensation expense in excess of $1 million paid to the Company’s CEO and the four other highest compensated executives. Compensation in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). For fiscal 2005, the Company believes it has taken the necessary actions to preserve the deductibility of all payments made under the Company’s executive compensation program, with the exception of a portion of the compensation paid to Mr. Fishman. As the Code or the regulations promulgated thereunder change, the Committee intends to take reasonable steps to ensure the continued deductibility of payments under the Company’s executive compensation program, while at the same time considering the goals of the Company’s executive compensation philosophy and the competitive market for outstanding leadership talent.

Summary

The Committee believes the Company’s compensation philosophy and program are designed to foster a performance-oriented culture that aligns employees’ interests with those of its shareholders. The Committee further believes that the compensation of the Company’s executives is reasonable, appropriate and responsive to the goal of improving shareholder return.

Members of the Compensation Committee

David T. Kollat, Chair
Brenda J. Lauderback
Dennis B. Tishkoff

EXECUTIVE COMPENSATION

Employment Agreements

The Company is a party to employment agreements with certain of its key executives, including the Named Executive Officers. These employment agreements are referred to as the “Key Executive Agreements.”

The terms of the Key Executive Agreements are substantially similar and they are described collectively herein except where their terms materially differ. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company. Annually, the Compensation Committee reviews the performance of each key executive to determine whether the key executive’s salary and bonus should be adjusted.

Under the terms of their Key Executive Agreements, Messrs. Fishman, Waite, Martin and Cooper and Ms. Bachmann are each to receive a minimum base salary of $960,000, $405,000, $450,000, $350,000 and $325,000, respectively, which amounts are not subject to an automatic increase. As discussed in the Compensation Committee Report on Executive Compensation, the salaries of the Named Executive Officers are determined annually by the Compensation Committee. At its annual review in February 2005, the Compensation Committee established the fiscal 2005 base salaries for Messrs. Fishman, Waite, Martin and Cooper and Ms. Bachmann at $960,000, $500,000, $465,000, $350,000 and $340,000, respectively. In connection with her assuming responsibility for the Company’s information technology, Ms. Bachmann’s base salary was subsequently increased to $375,000 in August 2005.

Under the terms of his Key Executive Agreement, Mr. Potter will continue to be employed by the Company for two years following his resignation as CEO in July 2005. During this period, Mr. Potter will receive a base salary of $382,500 and will be eligible to participate in the Company’s benefit plans and such other programs as the Company provides for its employees. At the end of Mr. Potter’s employment, he will receive a payment of $765,000 in exchange for two-year non-competition and non-solicitation covenants.

Bonuses are not payable under the Key Executive Agreements unless the Company achieves a minimum threshold of its performance criteria. For fiscal 2005, Mr. Fishman’s bonus was subject to a maximum of 165.63% of his base salary. By amendment to his Key Executive Agreement, this maximum amount was increased to 170% of his base salary beginning in fiscal 2006. Also for fiscal 2005, Messrs. Waite’s, Martin’s, and Cooper’s and Ms. Bachmann’s bonuses established by the Compensation Committee were subject to a maximum of 150%, 120%, 100% and 100% of their respective base salaries. Mr. Potter was eligible for a bonus only through the period in which he served as CEO.

The Key Executive Agreements require that the key executive devote his or her full business time to the affairs of the Company and prohibit the key executive from competing with the Company during employment and for a one-year period thereafter, in the case of Messrs. Fishman, Waite, Martin, and Cooper and Ms. Bachmann, and during employment and for a two-year period thereafter, in the case of Mr. Potter. The period is reduced to six months for all key executives in the event of termination of employment following a “Change of Control,” as such term is defined in the Key Executive Agreements.

Under the Key Executive Agreements, each of the key executives’ employment may be terminated by the Company for cause, as defined therein. If a key executive is terminated for cause, the Company has no further obligation to pay any compensation or to provide benefits to the key executive. If Mr. Fishman is terminated without cause, he will be entitled to receive continued salary payments and benefits for two years and will be eligible to receive a pro-rata bonus for the fiscal year in which the termination occurs. Should Messrs. Waite, Martin or Cooper or Ms. Bachmann be terminated without cause, the affected key executive will be entitled to receive continued salary payments and benefits for one year and will be eligible to receive a pro-rata bonus for the fiscal year in which the termination occurs. If Mr. Potter is terminated without cause, he will be entitled to receive benefits for two years following his resignation as CEO and the payment for non-competition described above.

Messrs. Fishman’s, Waite’s, Martin’s and Cooper’s and Ms. Bachmann’s Key Executive Agreements provide that in the event the key executive is terminated within 24 months of a Change of Control, the affected key executive will receive a lump sum payment (net of any applicable withholding taxes) in an amount equal to two years of the key executive’s then-current salary and two years of the key executive’s then-current annual stretch bonus, and will be entitled to receive continued benefits for two years, in the case of Mr. Fishman, and one year, in the case of Messrs. Waite, Martin and Cooper and Ms. Bachmann. Mr. Potter’s Key Executive Agreement provides that his employment shall automatically terminate in the event that a Change of Control occurs during the first 12 months after he ceases to serve as CEO, and he will then receive a lump sum payment (net of any applicable withholding taxes) in an amount equal to $4,590,000 and will be entitled to receive continued benefits for two years.

A Change of Control of the Company would also cause each of the key executives to receive a payment (the “Tax Gross-Up Amount”) in the amount necessary to hold them harmless from the effects of Sections 280G and 4999 of the Code, which Code sections could subject the payments due under these Key Executive Agreements to excise tax liability (see the “Executive Change In Control Severance Agreements” section for more information). The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Code.

Executive Change in Control Severance Agreements

Since April 18, 1989, the Company has maintained Executive Severance Agreements with many of its key officers and employees (currently approximately 70 persons). The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements and below), the key officer or employee’s employment is terminated by the Company (other than for Cause, as defined in the agreements) or the key officer or employee resigns because of a material change in the circumstances of his or her employment. For purposes of the agreements, “Change in Control” means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner of, or has the right to acquire (by contract, stock option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or (iii) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including without limitation, a plan of liquidation). Notwithstanding these provisions, the agreements provide that a Change in Control shall not result from a transaction in which the Company exchanges less than 50% of its then outstanding equity securities for 51% or more of the outstanding equity securities of another corporation. The agreements provide for the following severance benefits: (i) for certain key officers having a position of vice president (or above) of the Company (or its affiliates), a lump-sum payment equal to 200% of the key officer’s then-current annual salary and stretch bonus; or (ii) for other employees having a position of departmental director of the Company (or its affiliates), a lump-sum payment equal to 100% of the employee’s then-current annual salary and stretch bonus. Messrs. Fishman, Waite, Martin, Cooper and Potter and Ms. Bachmann are not a party to such an agreement, but each has substantially similar provisions contained in his or her respective Key Executive Agreement. The key officer or employee will also become entitled to reimbursement of legal fees and expenses incurred by the key officer or employee in seeking to enforce his or her rights under his or her agreement. Additionally, to the extent that payments to the key officer or employee pursuant to his or her agreement (together with any other amounts received by the key officer or employee in connection with a Change in Control) would result in triggering the provisions of Sections 280G and 4999 of the Code, each agreement provides for the payment of a Tax Gross-Up Amount such that the key officer or employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. The compensation payable on account of a Change in Control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the Code. In addition, the 1996 Incentive Plan provides for immediate vesting of all outstanding stock options and restricted common shares in the event of such a Change in Control (see the “Fiscal Year End Option Values” table).

Summary Compensation Table

The following Summary Compensation Table sets forth the individual compensation earned by or paid to the Named Executive Officers (Mr. Fishman, the Company’s CEO; each of the four other most highly compensated executive officers of the Company in fiscal 2005; and Mr. Potter who served as the Company’s CEO until July 11, 2005) for services rendered to the Company during each of the past three fiscal years.

	Annual Compensation				Long-Term Compensation
					Awards
Name and Position	Fiscal Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)(d)	All Other Compensation ($)(e)(f)
Steven S. Fishman (g)	2005	535,385	750,000	134,315	1,125,000	500,000	0
Chairman, Chief Executive	2004	—	—	—	—	—	—
Officer and President	2003	—	—	—	—	—	—

Brad A. Waite	2005	500,040	375,000	7,131	0	0	21,066
Executive Vice President,	2004	408,193	0	57,397	542,500	75,000	19,795
Human Resources, Loss Prevention,	2003	387,757	128,700	3,478	0	75,000	16,621
Real Estate and Risk Management

John C. Martin (h)	2005	462,692	279,000	5,311	0	0	8,400
Executive Vice President,	2004	450,000	0	51,933	325,500	0	8,200
Merchandising	2003	77,885	0	82,001	0	150,000	0

Lisa M. Bachmann	2005	352,510	187,500	6,766	0	0	8,400
Senior Vice President,	2004	322,702	0	2,236	173,600	50,000	8,200
Information Technology/	2003	308,462	85,250	5,528	0	30,000	8,000
Merchandise Planning and Allocation

Joe R. Cooper	2005	350,027	175,000	4,587	0	0	8,400
Senior Vice President and	2004	302,923	0	5,050	173,600	100,000	8,209
Chief Financial Officer	2003	198,543	33,000	2,895	0	10,000	7,896

Michael J. Potter (i)	2005	551,716	0	2,206	0	0	16,385
Former Chairman, Chief	2004	762,692	0	5,177	0	350,000	15,362
Executive Officer and President	2003	742,346	412,500	6,838	0	350,000	13,053

(a)	Mr. Fishman’s fiscal 2005 bonus was a one-time sign-on bonus paid in connection with the commencement of his employment with the Company. The other Named Executive Officers, excluding Mr. Potter, each received bonuses in fiscal 2005 in connection with the retention packages awarded in January 2005. No bonuses were paid for fiscal 2005 under the 2001 Bonus Plan.

(b)	Except for Mr. Fishman in fiscal 2005, Mr. Waite in fiscal 2004 and Mr. Martin in fiscal 2004 and fiscal 2003, perquisites and other personal benefits for fiscal years 2003, 2004 and 2005 did not exceed the lesser of $50,000 or 10% of each Named Executive Officer’s salary and bonus, and these amounts were omitted pursuant to SEC rules. The amounts presented in this column, other than for Mr. Fishman in fiscal 2005, Mr. Waite in fiscal 2004 and Mr. Martin in fiscal 2004 and fiscal 2003, represent the reimbursement for the payment of taxes. Of the amounts presented in this column for Mr. Fishman in fiscal 2005, Mr. Waite in fiscal 2004 and Mr. Martin in fiscal 2004 and fiscal 2003, $38,561, $14,089, $10,836 and $29,979, respectively, represent the reimbursement for the payment of taxes. In fiscal 2005, Mr. Fishman received benefits in the amount of $123,878 in connection with his relocation to near the Company’s headquarters. In fiscal 2004, Mr. Waite received benefits in the amount of $39,788 under the Executive Benefit Plan. In connection with his relocation near the Company’s headquarters, Mr. Martin received benefits in the amount of $30,021 in fiscal 2004 and $79,312 in fiscal 2003.

(c)	Restricted stock awards made pursuant to the 1996 Incentive Plan. The restricted stock awarded to Mr. Fishman in fiscal 2005 was in connection with the commencement of his employment with the Company. Mr. Fishman’s restricted stock is scheduled to vest in one-third increments upon the earlier of the attainment of common share price targets or fully after five years of service to the Company. The restricted stock awarded to Messrs. Waite, Martin and Cooper and Ms. Bachmann in fiscal 2004 is scheduled to vest equally over the first three anniversaries of the grant date and will fully vest if the grantee is terminated by the Company for any reason other than cause before the lapse of such three year period. Dividends payable prior to the vesting of the restricted stock are deferred until vesting occurs. The dividends will be forfeited if the restricted stock does not vest. Values shown in the above table are based on the closing market price for the Company’s common shares on the date of each grant — $11.25 on July 11, 2005 for Mr. Fishman and $10.85 on January 6, 2005 for Messrs. Waite, Martin and Cooper and Ms. Bachmann. At the end of fiscal 2005, the remaining unvested restricted stock had a value, based on the closing market price of $13.74 for the Company’s common shares on January 28, 2006, of $1,374,000 for Mr. Fishman’s 100,000 shares, $458,009 for Mr. Waite’s 33,334 shares, $274,800 for Mr. Martin’s 20,000 shares, $146,565 for Ms. Bachmann’s 10,667 shares, and $146,565 for Mr. Cooper’s 10,667 shares. Mr. Potter does not hold any restricted stock.

(d)	Non-qualified stock options granted pursuant to the 1996 Incentive Plan.

(e)	Company matching contribution pursuant to the Big Lots Savings Plan and the Big Lots, Inc. Supplemental Savings Plan. The matching contribution for each of the Named Executive Officers other than Mr. Fishman was $8,400 in fiscal 2005. The matching contribution for each of the Named Executive Officers other than Messrs. Fishman and Cooper was $8,200 in fiscal 2004. The matching contribution for Mr. Cooper in fiscal 2004 was $8,209. In fiscal 2003, Messrs. Waite, Cooper and Potter and Ms. Bachmann received matching contributions of $8,000, $7,896, $8,000 and $8,000, respectively. Mr. Fishman is not yet eligible to receive matching contributions pursuant to the Big Lots Savings Plan and the Big Lots, Inc. Supplemental Savings Plan.

(f)	Accruals pursuant to the Big Lots, Inc. Supplemental Pension Plan for Mr. Waite were $12,666, $11,595 and $8,621 for fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Accruals for Mr. Potter were $7,985, $7,162 and $5,053 for fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Messrs. Fishman, Martin and Cooper and Ms. Bachmann are not participants in the Big Lots, Inc. Supplemental Pension Plan.

(g)	Mr. Fishman’s employment with the Company commenced on July 11, 2005.

(h)	Mr. Martin’s employment with the Company commenced on December 1, 2003.

(i)	Mr. Potter resigned his position as Chairman, CEO and President on July 11, 2005.

Option Grants During Fiscal 2005

The following table reflects the number and value of stock options granted to the Named Executive Officers in fiscal 2005.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (c)
Name	Securities Underlying Options Granted(#)(a)	Pct. of Total Options Granted to Employees in Fiscal Year(%)(b)	Exercise Price Per Share ($)	Expiration Date	5% ($)	10% ($)
Steven S. Fishman	500,000	25.0	11.19	07/11/2012	3,518,665	8,916,989
Brad A. Waite	0	0.0	—	—	—	—
John C. Martin	0	0.0	—	—	—	—
Lisa M. Bachmann	0	0.0	—	—	—	—
Joe R. Cooper	0	0.0	—	—	—	—
Michael J. Potter	0	0.0	—	—	—	—

(a)	Stock options granted pursuant to the 1996 Incentive Plan. Mr. Fishman’s option vests equally over four years without regard to the attainment of any performance goals. Stock options were granted at the fair market value of the Company’s common shares on the grant date.

(b)	Based on 1,999,800 non-qualified stock options granted to all associates in fiscal 2005.

(c)	Assumes a respective 5% or 10% annualized appreciation in the underlying common share price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the common shares at a future date.

Option Exercises During Fiscal 2005 and Fiscal Year End Option Values

The following table reflects the aggregate stock option exercises by the Named Executive Officers during fiscal 2005 and the number and value of exercisable and unexercisable stock options held by the Named Executive Officers at January 28, 2006.

			Number of Common Shares Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End (b)($)
Name	Shares Acquired on Exercise (#)	Value Realized (a)($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven S. Fishman	0	0	0	500,000	0	1,275,000
Brad A. Waite	65,625	32,014	562,500	0	707,125	0
John C. Martin	0	0	150,000	0	0	0
Lisa M. Bachmann	0	0	130,000	0	86,700	0
Joe R. Cooper	0	0	160,000	0	102,813	0
Michael J. Potter	80,312	40,299	1,157,500	680,000	1,612,300	955,700

(a)	Difference between the fair market value of the common shares on the dates of exercise and the applicable stock option exercise prices.

(b)	The value of in-the-money unexercised stock options is based on the fair market value of the Company’s common shares ($13.74) at January 28, 2006, minus the aggregate stock option exercise prices.

Comparison of Five Year Total Shareholder Return

The following graph illustrates a five year comparison of cumulative total return for the Company, the Standard & Poor’s 500 Index, and the Standard & Poor’s Retail Stores Composite Index.

	Jan. 2001 (a)	Jan. 2002	Jan. 2003	Jan. 2004	Jan. 2005	Jan. 2006
Big Lots, Inc.	$100.00	$89.30	$102.98	$116.41	$91.94	$113.19
S&P 500 Retailing	$100.00	$108.45	$77.79	$116.28	$133.46	$142.98
S&P 500 Index	$100.00	$84.29	$65.35	$87.94	$92.64	$102.54

(a)	Assumes $100 invested on January 28, 2001, in the Company’s common shares compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

Retirement Plans

Pension Plan

The Company maintains a funded noncontributory defined benefit pension plan (the “Pension Plan”) for certain employees whose hire date preceded April 1, 1994. Consequently, Messrs. Fishman, Martin and Cooper and Ms. Bachmann may not participate in the Pension Plan. The Pension Plan is intended to qualify under the Code and comply with the Employee Retirement Security Income Act of 1974, as amended. The amount of the Company’s annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of average annual compensation during the participant’s highest five consecutive year period multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the Code, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, were frozen at the then current levels.

The table below illustrates the amount of annual benefits payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan combined with the Supplemental Pension Plan (as defined below).

	Years of Service
Final Average Compensation	10	15	20	25
$100,000	$10,000	$15,000	$20,000	$25,000
$125,000	$12,500	$18,750	$25,000	$31,250
$150,000	$15,000	$22,500	$30,000	$37,500
$175,000	$17,500	$26,250	$35,000	$43,750
$200,000 and above	$19,700	$29,550	$39,400	$49,250

The maximum annual benefit payable under the Pension Plan is restricted by the Code ($170,000 for calendar year 2005). At December 31, 2005, the maximum five year average compensation taken into account for benefit calculation purposes was $197,000. The compensation taken into account for benefit calculation purposes is limited by law ($210,000 for calendar year 2005), and is subject to statutory increases and cost-of-living adjustments in future years. At December 31, 2005, Messrs. Waite and Potter had 17 and 14 years of credited service, respectively. Income recognized as a result of the exercise of stock options is disregarded in computing benefits under the Pension Plan. A participant may elect whether the benefits are paid in the form of a single life annuity, a joint and survivor annuity or as a lump sum upon reaching the normal retirement age of 65.

Supplemental Pension Plan

The Company maintains a non-qualified supplemental employee retirement plan (“Supplemental Pension Plan”) for those executives whose benefits were frozen under the Pension Plan on January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table above illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Pension Plan combined with the Supplemental Pension Plan.

Savings Plan

All of the Named Executive Officers, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Big Lots Savings Plan (the “Savings Plan”), a qualified deferred compensation plan. In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan (“Participant Elective Contributions”).

Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a stock fund that is invested solely in common shares of the Company. All Participant Elective Contributions are matched by the Company (“Employer Matching Contributions”) at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to 6% of the employee’s compensation will be matched.

Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after the participant’s 65th birthday, (b) on account of disability, or (c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits pertaining to Employer Matching Contributions will be forfeited.

Supplemental Savings Plan

The Company maintains the Big Lots Supplemental Savings Plan (the “Supplemental Savings Plan”), a non-qualified deferred compensation plan for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company and its affiliates.

Employee Equity Compensation

At the 2005 Annual Meeting, shareholders approved the 2005 Incentive Plan. The 2005 Incentive Plan replaced the 1996 Incentive Plan, which expired on December 31, 2005. Beginning January 1, 2006, equity awards will be issued under the 2005 Incentive Plan.

The 1996 Incentive Plan and the 2005 Incentive Plan are each administered by the Compensation Committee. Both plans authorize the grant of incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and performance unit awards (collectively referred to herein as “Awards”), any of which may be granted on a stand alone, combination or tandem basis. The Compensation Committee determines the individuals to whom Awards are to be made; the number of common shares underlying each Award; the term of the Award; its vesting, exercise period or settlement; the type of consideration, if any, to be paid to the Company upon exercise of an Award; and all other terms and conditions of the Awards. The purpose of the plans is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees.

As a result of its expiration, no additional Awards may be made under the 1996 Incentive Plan. The number of common shares available for issuance under the 2005 Incentive Plan consists of: (i) an initial allocation of 1,250,000 common shares; (ii) 2,001,142 common shares, the number of common shares that were available under the 1996 Incentive Plan upon its expiration; and (iii) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each of the Company’s fiscal years during which the 2005 Incentive Plan is in effect. Of this number, no more than 33-1/3 percent of all common shares issued during the term of the 2005 Incentive Plan may be issued in the form of restricted stock, restricted stock units and performance units and no more than 5,000,000 common shares may be issued pursuant to grants of incentive stock options during the term of the 2005 Incentive Plan. A participant may receive multiple Awards under the 2005 Incentive Plan. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”) are limited to: (i) 2,000,000 restricted common shares per participant annually; (ii) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (iii) $6,000,000 cash through performance units per participant during any three consecutive calendar years. Also, the 2005 Incentive Plan provides that the total number of common shares underlying outstanding Awards made under the 2005 Incentive Plan, the 1996 Incentive Plan, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan, and the Director Stock Option Plan may not exceed 15% of the Company’s issued and outstanding common shares (including treasury shares) as of any date.

Awards under the 2005 Incentive Plan may be made to any salaried employee, consultant or advisor of the Company or its affiliates, as designated by the Compensation Committee. Historically, stock options have been granted to approximately 2,300 employees in any given year; however, the Compensation Committee anticipates that this number will be reduced to approximately 425 employees for fiscal 2006. From time to time, the Compensation Committee will determine who will be granted Awards, the number of shares subject to such Awards, and all other terms of Awards.

The 2005 Incentive Plan provides for the Awards of stock options which may be either incentive stock options or non-qualified stock options. For both incentive and non-qualified stock options, the exercise price may be not less than 100% of the fair market value of a common share of the Company at the time the stock option is granted. Any stock option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code.

The Compensation Committee may award SARs, shares of restricted stock, restricted stock units and performance units, subject to such conditions and restrictions as the 2005 Incentive Plan specifies and otherwise as the Compensation Committee may determine. These awards may be made alone or in tandem with other Awards. SARs, restricted stock units and performance units may be payable upon vesting in cash or may be convertible into common shares as determined by the Compensation Committee. Upon a Change in Control, as defined in the applicable plan, all Awards outstanding under the 1996 Incentive Plan and the 2005 Incentive Plan automatically become vested.

No Award under the 2005 Incentive Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution or as may otherwise be permitted by the Compensation Committee. In the absence of these exceptions, all rights may be exercised during the grantee’s lifetime only by the grantee.

The Board may from time to time, at its discretion, amend or terminate the 2005 Incentive Plan, except that no such amendment or termination may impair any rights under any Award made prior to the amendment’s effective date without the consent of the grantee. The 2005 Incentive Plan expires on May 16, 2012.

Equity Compensation Plan Information

The following table summarizes information, as of January 28, 2006, relating to equity compensation plans of the Company pursuant to which the Company’s common shares may be issued.

Plan Category	Number of common shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of common shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	10,690,745	(1)(2)	$14.52	3,395,312	(3)
Equity compensation plans not approved by shareholders	—		—	—
Total	10,690,745		$14.52	3,395,312

(1)	Includes stock options granted under the Director Stock Option Plan, the 1996 Incentive Plan, and the 2005 Incentive Plan.

(2)	The common shares issuable upon exercise of outstanding stock options granted under each shareholder-approved plan are as follows:

Director Stock Option Plan	383,439
1996 Incentive Plan	10,297,306
2005 Incentive Plan	10,000

(3)	The common shares available for issuance under each shareholder-approved plan are as follows:

Director Stock Option Plan	154,170
1996 Incentive Plan	—
2005 Incentive Plan	3,241,142

The 1996 Incentive Plan expired on December 31, 2005. The number of common shares available for issuance under the 2005 Incentive Plan is adjusted annually by adding 0.75% of the total number of issued common shares (including treasury shares) as of the start of each of the Company’s fiscal years that the 2005 Incentive Plan is in effect.

Executive Benefit Plan

Most of the Company’s executive officers, including each of the Named Executive Officers, are eligible to participate in the Executive Benefit Plan. The Executive Benefit Plan is a supplemental health benefit plan which reimburses participants for medical costs incurred but not covered by the Benefit Plan, up to an annual maximum reimbursement of $40,000 per participant. Amounts received exceeding the applicable threshold by the Named Executive Officers are included in the amounts reflected in the values of personal benefits received by such individuals. Amounts received by participants in the Executive Benefit Plan are treated as taxable income. The Company reimburses each executive officer receiving taxable benefits under the Executive Benefit Plan the approximate amount of the executive officer’s income and payroll tax liability relating to the benefits received.

PROPOSAL TWO: APPROVAL OF THE BIG LOTS 2006 BONUS PLAN

Introduction

The Board adopted the 2006 Bonus Plan on April 3, 2006. The 2006 Bonus Plan is being submitted to the shareholders for approval at the Annual Meeting in an effort to ensure that the compensation payable under the 2006 Bonus Plan will be deductible as performance-based compensation. Section 162(m) governs the corporate tax deductibility of annual compensation exceeding $1,000,000 paid to the CEO and the four other most highly compensated executive officers. Corporate tax deductions for certain types of compensation, including performance-based compensation, are generally allowed. To qualify under Section 162(m), the Company must obtain shareholder approval of the 2006 Bonus Plan. By approving the 2006 Bonus Plan, the shareholders will also be approving, among other things, the material terms of the performance criteria (as defined below) used to determine whether bonus awards are earned, the plan’s eligibility requirements, and the limits on the awards that may be made pursuant to the plan.

The 2006 Bonus Plan supersedes and replaces the 2001 Bonus Plan, the Company’s existing performance-based compensation plan, which was initially approved by the Company’s shareholders at the 1998 Annual Meeting and re-approved at the 2001 Annual Meeting. In the event that shareholder approval of the 2006 Bonus Plan is not received, some or all of the compensation earned under the 2006 Bonus Plan may not be deductible by the Company. Although the Company strives to preserve the deductibility of payments, to maintain flexibility in compensating executive officers in a manner consistent with the Company’s compensation philosophy, the Compensation Committee has not adopted a policy that all compensation must be deductible under Section 162(m). Set forth below is a summary of the 2006 Bonus Plan, which summary is qualified in its entirety by reference to the 2006 Bonus Plan, a copy of which is attached hereto as Appendix I.

Purpose

The purpose of the 2006 Bonus Plan is to advance the interests of the Company by attracting, retaining and motivating employees; aligning participants’ interests with those of the Company’s shareholders; and qualifying compensation paid to the Company’s executive officers as “performance-based compensation” within the meaning of Section 162(m).

Administration and Description of Bonus Awards

The 2006 Bonus Plan will be administered by the Compensation Committee. Each Compensation Committee member will be an “outside director” within the meaning of Section 162(m). As plan administrator, the Compensation Committee is charged with the responsibility for designating eligible participants and selecting the applicable performance criteria and performance goals used to calculate the bonus award, if any.

The target and stretch performance goals for the Named Executive Officers have been established in their respective employment agreements, and the floor performance goal will be set annually by the Compensation Committee. For the other participants, the performance goals are set by position. Subject to the executives’ employment agreements, the Compensation Committee has the authority to modify the performance goals for all participants.

The performance criteria may be based on one or more financial measures calculated in accordance with accounting principles generally accepted in the United States of America, as the same appear in the Company’s periodic filings with the SEC and/or the Company’s annual report to shareholders, and as may be adjusted in recognition of unusual or non-recurring events, transactions and accruals. Annually, the Compensation Committee, in its sole discretion, will select the performance criteria and equitable adjustments applicable to the performance period, which is generally a full fiscal year. The performance criteria include, without limitation, net income, income from continuing operations, and income from continuing operations before extraordinary items and/or the cumulative effect of a change in accounting principles. The performance criteria and equitable adjustments are described in their entirety on Appendix A to the 2006 Bonus Plan.

The 2006 Bonus Plan provides for cash compensation to be paid annually when the performance criteria are achieved. No right to a minimum bonus exists under the 2006 Bonus Plan. For each performance period, the Compensation Committee will establish an objective compensation payout formula for each participant based on the achievement of performance criteria, the outcomes of which are substantially uncertain at the time so established, and the determination of performance goals. The Compensation Committee derives its performance criteria from the Company’s planned earnings for the fiscal year, as approved by the Board at the start of the fiscal year.

The Compensation Committee also defines the performance goals at the time that the performance criteria are established. The target and stretch performance goals for each of the Named Executive Officers have been established in their respective employment agreements, while the floor is set annually by the Committee. For executives other than the Named Executive Officers, the performance goals approved by the Committee are set by position level. Subject to the terms of the employment agreements, the Committee retains the right to adjust the performance goals.

The 2006 Bonus Plan provides that bonus awards in any fiscal year may not exceed the maximum bonus amount that is established annually for each participant pursuant to a predetermined objective formula, subject to a maximum annual limit of $3,000,000. Under this payout formula, the maximum bonus payment for any performance period is the product of (i) the participant’s stretch performance goal for the performance period, and (ii) the performance criteria for the performance period multiplied by a pre-established factor set by the Compensation Committee.

The level of achievement of the performance criteria at the end of the performance period will be used to determine the amount of each participant’s bonus award, if any. After the end of the performance period, the Compensation Committee will determine the amount of the bonus award earned by each participant under the payout formula. Payment of the bonus award to the participant will be made, subject to the participant’s right to defer the same, upon certification by the Compensation Committee, in writing, that the threshold performance criteria have been satisfied and the bonus award has been calculated in accordance with the payout formula.

In the event a participant voluntarily terminates employment with the Company prior to the day on which payments of bonus awards are made under the 2006 Bonus Plan for a performance period, the participant forfeits all rights to receive a bonus award. At the discretion of the Compensation Committee, pro-rated bonus awards may be made to participants whose employment terminates by reason of retirement, disability or death during a performance period.

Eligibility

Any employee of the Company and its affiliates determined by the Compensation Committee to be eligible under the 2006 Bonus Plan, which determination shall be in the Compensation Committee’s sole discretion, may participate in the 2006 Bonus Plan. For fiscal 2006, the Company anticipates that approximately 400 associates will participate in the 2006 Bonus Plan.

Amendment, Suspension or Termination

The Compensation Committee may amend, in whole or in part, any or all of the provisions of the 2006 Bonus Plan, except as to those terms or provisions that are required by Section 162(m) to be approved by the shareholders, or suspend or terminate the 2006 Bonus Plan entirely; provided, however, that no such amendment, suspension or termination may, without the consent of the affected participants, reduce the right of participants to any payment due under the 2006 Bonus Plan.

Plan Benefits

The exact amount of the awards under the 2006 Bonus Plan, if any, that will be allocated to or received by the participants is at the discretion of the Compensation Committee and dependent upon the future performance of the Company, and therefore cannot be determined at this time. The annual bonuses paid under the 2001 Bonus Plan to the Named Executive Officers of the Company for fiscal years 2003, 2004 and 2005 are set forth in the bonus column of the Summary Compensation Table.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2006 BONUS PLAN.

INDEPENDENT AUDITORS

The Audit Company engaged Deloitte & Touche LLP as the Company’s independent public accountants to audit its consolidated financial statements for fiscal 2005. Deloitte & Touche LLP has served as the Company’s independent auditors since October 1989. The Audit Committee annually selects the Company’s independent auditors. The Audit Committee has not selected its independent auditors for fiscal 2006. The Audit Committee, in selecting its independent auditors for fiscal 2006, intends to adhere to the laws, regulations and rules concerning auditor independence required by the SEC and the NYSE. Services provided by and fees paid to Deloitte & Touche LLP in fiscal 2005 and fiscal 2004 are described in the Audit Committee Report.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at the Company’s 2007 Annual Meeting must be received by the Company at its principal executive offices by December 20, 2006, to be eligible for inclusion in next year’s Proxy Statement. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at the 2007 Annual Meeting, but has not sought the inclusion of such a proposal in the Company’s 2007 Proxy Statement, such proposal must be received by the Company at its principal executive offices by March 5, 2007, or the Company’s management proxies will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company’s 2007 Proxy Statement.

ANNUAL REPORT ON FORM 10-K

The Company’s fiscal 2005 Annual Report on Form 10-K is included with this Proxy Statement in the Company’s 2005 Annual Report to Shareholders. Shareholders may also receive a copy of the Company’s fiscal 2005 Annual Report on Form 10-K without charge by writing to: Investor Relations Department, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. The Form 10-K may also be accessed on the Company’s website at www.biglots.com under the “Investor Relations — Financial Information — SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing copies of this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and proxy card to all shareholders of record on the record date, the Company will request brokers and other nominees to forward copies of this material to persons for whom they hold common shares of the Company in order that such common shares may be voted. Solicitation may also be made by the Company’s officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated to be $8,000, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than referred to in Proposal One and Proposal Two. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendations of the Board.

By order of the Board of Directors,

CHARLES W. HAUBIEL II
Senior Vice President, General Counsel
and Corporate Secretary

April 19, 2006
Columbus, Ohio

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APPENDIX I

BIG LOTS 2006 BONUS PLAN

1.	NAME

1.01.	The Big Lots 2006 Bonus Plan (the “Plan”) is hereby established by Big Lots, Inc., to be effective as of January 29, 2006 (the “Effective Date”), subject to approval by the Company’s shareholders no later than June 1, 2006.

2.	PURPOSE

2.01.	The Plan is designed to: (a) assist the Company and its Affiliates in attracting, retaining and motivating employees; (b) align Participants’ interests with those of the Company’s shareholders; and (c) qualify compensation paid to Participants who are “Covered Associates” as “other performance-based compensation” within the meaning of section 162(m) of the IRC or a successor provision.

3.	DEFINITIONS

3.01.	“Acquired Corporation” has the meaning ascribed in Section 3.07.

3.02.	“Affiliate” means: (a) a “parent” or a “subsidiary” of the Company, as those terms are defined in Code sections 424(e) and (f), respectively; and (b) any other entity (other than the Company) regardless of its form that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code section 414(b) but substituting “50 percent” for “80 percent” when determining controlling interest under Code section 414(b).

3.03.	“Base Salary” means as to a Performance Period, a Participant’s actual gross salary rate in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

3.04.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

3.05.	“Board” means the Board of Directors of the Company.

3.06.	“Bonus” means a payment subject to the provisions of this Plan.

3.07.	“Change of Control” means any one or more of the following events: (a) any person or group [as defined for purposes of Section 13(d) of the Exchange Act] acquires 35 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (b) a majority of the Board of Directors of the Company then in office is replaced within any period of twelve months or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved); or (c) any person or group [as defined for purposes of Section 13(d) of the Exchange Act] acquires assets of the Company having a gross fair market value equal to or more than 40 percent of the gross fair market value of the Company. Provided, however, the other provisions of this Section 3.07 notwithstanding, the term “Change of Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

3.08.	“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in

Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of IRC section 162(m).

3.09.	“Common Shares” means the common shares of the Company, its successors and assigns.

3.10.	“Company” means Big Lots Inc., an Ohio Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.11.	“Conditional Payment” means prepaying a Bonus before the date of current payment in Section 6.02 and subjects the prepayment (or a portion thereof) to possible return to the Company.

3.12.	“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC section 162(m) and the regulations thereunder.

3.13.	“Deferred Bonus Account” means the bookkeeping account established under Section 6.04.

3.14.	“Determination Date” means as to a Performance Period: (a) the first day of the Performance Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as performance-based compensation under IRC section 162(m).

3.15.	“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan. The Committee (or its designee) determines Eligible Positions.

3.16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.17.	“Fiscal Year” means the fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.18.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor along with relevant rules, regulations, and authoritative interpretations the Internal Revenue Service issues.

3.19.	“Participant” means a key employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

3.20.	“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period or a promotion, the Performance Period may be less than a Fiscal Year.

3.21.	“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

4.	ELIGIBILITY AND PARTICIPATION

4.01.	Approval. Each key employee of the Company or an Affiliate who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated.

4.02.	Termination of Approval. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key employee concerned shall cease to be an active Participant as of the date selected by the Committee. Nothing in this Section 4.02 shall permit distribution of amounts credited to a Participant’s Deferred Bonus Account before the time specified in Section 6.04.

4.03.	Transfers In, Out of and Between Eligible Positions.

(a)	A key employee may be approved for participation during a portion of a Fiscal Year.

(i)	With respect to employees who are not Covered Associates, an employee newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

(ii)	An employee (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Bonus at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

(iii)	With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section 5.03 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

(b)	Participants (who are not Covered Associates) transferring between Eligible Positions having different Bonus formulas will receive Bonuses prorated to months served in each Eligible Position. Generally, for Covered Associates transferring between Eligible Positions, Section 5.03 shall apply to each respective Performance Period applicable to the particular position unless an employment agreement provides otherwise.

4.04.	Termination of Employment.

(a)	The Participant shall forfeit all rights to a bonus unless the Participant is employed by the Company or an Affiliate on the day on which payments determined under Section 6.02 are in fact made (or would have been made if a deferred payment election under Section 6.04 had not been executed). However, a Participant shall not forfeit a bonus for a performance period if the Participant is employed by the Company or an Affiliate at the end of the Performance Period and is involuntarily terminated by the Company or an Affiliate without cause or terminates by reason of retirement, disability, or death, after the end of the performance period, but before the bonus payment date.

(b)	The Company shall have discretion to provide a pro-rated Bonus to a Participant whose employment with the Company or an Affiliate terminated by reason of retirement, disability, or death during a Performance Period.

5.	DETERMINATION OF BONUSES

5.01.	In addition to the vesting requirements of Section 4.04, Bonuses will vest solely on account of: (1) the attainment of one or more pre-established performance objectives and (2) in the case of Covered Associates, the certification described in Section 5.07.

5.02.	With respect to Bonuses for Covered Associates, the material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

5.03.	Prior to the completion of 25% of any Performance Period (which, by example, may be a full Fiscal Year or some potion thereof) or such earlier date as required under IRC section 162(m), the Committee shall in its sole discretion, for each such Performance Period determine and establish in writing a performance measure or performance measures (in accordance with Section 5.02) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such Performance Period shall determine and establish in writing the performance measures applicable to the Performance Period for Participants who are not Covered Associates. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC section 162(m).

5.04.	On or prior to the date specified in Section 5.03, the Committee, in its sole discretion, shall either; (a) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount (for Covered Associates, Base Salary must be fixed prior to the establishment of performance objectives applicable to a particular Performance Period); or (b) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

5.05.	Each payout table or formula:

(a)	shall be in writing;

(b)	shall be based on a comparison of actual performance to the performance objectives;

(c)	may include a “floor” which is the level of achievement of the performance objective in which payout begins;

(d)	shall include a ceiling (a/k/a “stretch”) which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.09); and

(e)	shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.09.

5.06.	In lieu of Bonuses based on a percentage of Base Salary (Section 5.04), Bonuses may be based on a percentage or share of a Bonus pool. The Committee (or its designee) shall determine (by the date specified in Section 5.03) the total dollar amount available for Bonuses (or a formula to calculate the total dollar amount available) known as a Bonus pool. The Committee, in its sole discretion, may establish two or more separate Bonus pools and assign the Participants to a particular Bonus pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Bonus pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant’s Bonus or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Bonus (which may be based on a formula to calculate the percentage of the pool to be bonused to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a “floor” which is the level of achievement of the performance goals in which payout begins. In the case of Bonuses which are stated in terms of a percentage of a Bonus pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in a Bonus of one Participant result in an increase in another Participant’s Bonus.

5.07.	After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.05 or 5.06, as the case may be.

5.08.	The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but with respect to Covered Associates, may not under any circumstances increase such Bonus calculated under this Plan.

5.09.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $3,000,000.

6.	PAYMENT OF INCENTIVE BONUSES

6.01.	In General

(a)	Once a Bonus has vested and the amount thereof is determined, payment of the Bonus (or the portion thereof not deferred under Section 6.04) shall be made pursuant to Section 6.02 or, if properly and timely elected and permitted by IRC section 409A (i.e. intended to avoid earlier income inclusion, interest and additional taxes of IRC section 409A), shall be deferred in accordance with Section 6.04.

(b)	To the extent that any Bonus under the Plan is subject to IRC section 409A (or its successor), the terms and administration of such Bonus shall comply with the provisions of IRC section 409A (or its successor) and good faith reasonable interpretations thereof, and to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

6.02.	Current Payment. A Participant’s Bonus for a Performance Period, which is not deferred in accordance with the provisions of Section 6.04 hereof, and a Participant’s Bonus, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment terminates, shall be paid in immediately available funds to the Participant, or his/her Beneficiary in the event of his/her death, on or before the fifteenth day of the third month following the end of the Performance Period.

6.03.	Conditional Payment. The Committee may authorize a Conditional Payment of a Participant’s Bonus based upon the Committee’s good faith determination. The Conditional Payment, at the discretion of the Committee (or, except for Covered Associates, under authority granted to its designee) may be discounted to reasonably reflect the time value of money for the prepayment. Conditional Payments to Covered Associates shall only be made in circumstances where the Covered Associate’s compensation deduction will not be jeopardized under IRC section 162(m). The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Bonus payment that has vested, if any. For example, if the floor (see Section 5.05) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved. Conditional payments shall not be made in connection with bonuses that otherwise would be subject to IRC section 409A if paid in the ordinary course.

6.04.	Deferred Payment. Only Participants who are employed by the Company or an affiliate of the Company that is related to the Company through an 80 percent chain of ownership are permitted to defer a Bonus under this Section 6.04.

(a)	Highly Compensated Employees. If a Participant in this Plan is a highly compensated employee who participates in the Big Lots, Inc. Supplemental Savings Plan (the “Top Hat Plan”), elections to defer Bonus, elections as to the form of distribution of the deferred amount, establishment of a deferred account, distributions from the deferred accounts, and all other terms governing the deferred payment of a Bonus shall be governed by the terms of the

Top Hat Plan. Any election to defer the Bonus of a Participant who participates in the Top Hat Plan will result in an account administered under the Top Hat Plan.

(b)	Other Employees. The terms governing the deferral of a Bonus for Participants who do not participate in the Top Hat Plan are set forth below.

(i)	Election. Before the first day of each Performance Period (or such other date as is permissible to properly defer the Bonus for income tax purposes), a Participant may irrevocably elect in writing to have a part or (if permissible under IRC section 409A) all of a Bonus for the year under the Plan (but not less than $5,000) deferred. At the same time, the Participant also shall elect the form of distribution from the Deferred Bonus Account, from the choices set forth in Section 6.04(b)(v). Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company or an Affiliate and known as his/her “Deferred Bonus Account”.

(ii)	Credits to Deferred Bonus Account. When a Participant has elected to have a part or all of his/her Bonus credited to a Deferred Bonus Account, the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Bonus was paid, such Bonus shall become part of the unpaid balance of such Deferred Bonus Account. Such Deferred Bonus Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three-month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three-month Treasury Bill rate in effect on the last banking days of each of the calendar months of April through March of such year and dividing such total by 12. In the event that the Deferred Bonus Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

(iii)	Alternate Deferral Plans. The Committee, at its discretion, may provide alternate deferral arrangements of which Bonuses under this Plan may be included provided that such deferral arrangements conform with IRC section 409A (i.e. intended to avoid earlier income inclusion, interest and additional taxes of IRC section 409A).

(iv)	Trust Deposits. The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company and/or the Affiliate as the case may be. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all Participants’ Deferred Bonus Accounts on the date of the event.

(v)	Distribution upon Termination of Employment. Upon termination of a Participant’s employment for any reason with the Company or an affiliate that is related to the Company through an 80 percent chain of ownership, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Deferred Bonus Account in one lump-sum payment payable on the date of the first regular payroll after the thirtieth day following the date of termination of employment, or in ten annual installment payments payable as set forth below, as elected by the Participant at the time the Participant elects to defer all or part of his or her Bonus. The amount accumulated in such Participant’s Deferred Bonus Account shall be paid in immediately available funds. Distribution of installments over ten years shall be made as follows:

(1)	The first annual payment shall be made on the date of the first regular payroll after the thirtieth day following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the total amount credited to the Participant’s Deferred Bonus Account as of the end of the month immediately preceding the date of termination.

(2)	A second annual payment shall be made on the date of the first regular payroll after the start of the Fiscal Year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the amount credited (which includes accumulated interest) to the Participant’s Deferred Bonus Account as of January 1 next following the first anniversary of the termination of employment.

(3)	Each succeeding installment payment shall be made on the date of the first regular payroll of the succeeding Fiscal Year and shall be determined in a similar manner, i.e., the fraction of Participant’s Deferred Bonus Account balance to be paid out shall increase each year to 1/8th, 1/7th, etc., until the tenth installment which shall equal the then remaining balance of the Deferred Bonus Account.

Notwithstanding any other provision of this Plan, in the case of a Participant who is determined to be a specified employee for purposes of Code section 409A (a)(2)(B), no payment required to be made under this Plan as a result of termination of employment other than by death or Disability, shall be made earlier than the date that is six months after termination. Instead, payments in such a case shall be made or commence to be made on the first day of the first month that commences following the end of the six-month period following such termination of service. Specified employees for purposes of this Section 6.04(b)(v) will be identified annually as of a date specified in writing by the Committee. If no date is specified, the identification date is deemed to be December 31.

(vi)	Distribution in Event of Financial Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that an unforeseeable financial emergency has occurred in the financial affairs of the Participant, all or a portion of the Deferred Bonus Account of the Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee (or its designee) in an amount no greater than the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state or local income taxes reasonably anticipated to result from such distribution). In order to qualify under this Section, the financial hardship must be the result of an unforeseeable financial emergency. For this purpose, an “unforeseeable financial emergency“ is an extraordinary and unanticipated emergency that is caused by an event beyond the control of the Participant (such as an illness, accident or casualty) and that would result in severe financial hardship to the Participant if the early distribution were not permitted. The Participant must supply written evidence of the financial hardship and must declare, under penalty of perjury, that the Participant has no other resources available to meet the emergency, including the resources of the Participant’s spouse and minor children that are reasonably available to the Participant. The Participant must also declare that the need cannot be met by reimbursement or compensation by insurance or otherwise, or by reasonable liquidation of the Participant’s assets (or the assets of the spouse or minor children of the Participant) to the extent such liquidation will not itself cause severe financial hardship. Any such distribution shall be paid within 7 days of the determination by the Committee that such a financial emergency exists.

(vii)	Acceleration of Payment. Notwithstanding the provisions in Sections 6.04(b)(v) and (vi), once distributions of the Deferred Bonus Account begin, if the amount remaining in a Participant’s Deferred Bonus Account at any time is less than $5,000, the

Committee shall pay the balance in the Participant’s Deferred Bonus Account in a lump sum.

(viii) Beneficiary Designation.

(1)	A Participant may designate a Beneficiary who is to receive, upon his/her death or disability, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate.

(2)	A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

(ix)	Corporate Changes.

(1)	Dissolution or Liquidation of Company. The Company shall cause the dollar balance of a Deferred Bonus Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, 60 days following the date of a corporate dissolution of the Company taxed under IRC section 331.

(2)	Change of Control of Company. In the event of a Change of Control of the Company, the Company may, within thirty days preceding or twelve months following the Change of Control event, elect to terminate the Plan and to distribute all Deferred Bonus Accounts under the Plan or take any other actions that the Committee deems advisable in order to protect the interests of the Participants (and Beneficiaries). In the event of a termination of the Plan on Change of Control, all Deferred Bonus Accounts under the Plan, and all accounts under any substantially similar arrangements, shall be paid within twelve months of termination of the Plan.

7.	RIGHTS OF PARTICIPANTS

7.01.	No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

7.02.	Nothing contained in this Plan shall be construed to give any associate or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Shares of the Company.

8.	NO EMPLOYEE RIGHTS

8.01.	Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9.	ADMINISTRATION

9.01.	Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of associates to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan and any trust agreement established under Section 6.04(b)(iv). Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.02.	Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.03.	Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of establishing and administering any trust under Section 6.04(b)(iv) shall be borne by the trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the trust for any tax liability of the Company associated with the investment of assets by the trust.

9.04.	Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Ohio, unless superseded by federal law, which shall govern correspondingly.

10.	AMENDMENT OR TERMINATION

10.01.	The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any Payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC section 409A. Distributions of Deferred Bonus Accounts on termination of the Plan shall occur only under the circumstances specified in Section 6.04(b)(ix) above.

11.	TAX WITHHOLDING

11.01.	The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by IRC sections 3121(v) and 3306(r) and the regulations thereunder. Amounts required to be withheld pursuant to IRC sections 3121(v) and 3306(r) shall be withheld out of other current wages paid to the Participant by the Company or the employing Affiliate, or, if such current wages are insufficient, out of the amount of Bonus elected to be deferred. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

12.	SECTION 409A

12.01.	It is intended that the Plan comply with IRC section 409A and the Plan shall be construed, where possible, to comply with section 409A. Neither the Company, the employing Affiliate, nor the Committee shall be obligated to perform any obligation hereunder in any case where, in the opinion of the Company’s Counsel, such performance would result in the violation of IRC section

409A. Should it be determined that any provision or feature of the Plan is not in compliance with IRC section 409A, that provision or feature shall be null and void to the extent required to avoid the noncompliance with IRC section 409A. To the extent taxation of a Participant is required under IRC section 409A, the Participant’s Deferred Bonus Account shall be distributed to the Participant (or Beneficiary) in an amount equal to the amount required to be included in income under section 409A.

APPENDIX A
PERFORMANCE CRITERIA

Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s periodic filings with the Securities Exchange Commission (including Forms 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Income (loss) per common share from continuing operations;

(b)	Income (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) from continuing operations before income taxes;

(g)	Income (loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(h)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(i)	Net income (loss);

(j)	Income (loss) before other comprehensive income (loss);

(k)	Comprehensive income (loss);

(l)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(m)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(n)	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s periodic filings with the Securities and Exchange Commission or the annual report to shareholders;

(o)	Any of items (c) through (n) on a weighted average common shares outstanding basis;

(p)	Any of items (a) through (n) on a diluted basis as defined in the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 128 including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(q)	Common share price;

(r)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(s)	Percentage increase in comparable store sales;

(t)	Gross profit (loss) or gross margin (loss) (as the case may be);

(u)	Economic value added;

(v)	Any of items (a) through (u) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(w)	Any of items (a) through (u) above may be determined before or after a minority interest’s share as designated by the Committee;

(x)	Any of items (a) through (u) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s periodic filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(y)	Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (r) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

(z)	With respect to items (a), (b), (o) and (p) above, other terminology may be used for “income (loss) per common share” (such as “Basic EPS,” “earnings per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by SFAS No. 128, as amended, revised or superseded.

The Committee in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria in A above of this Appendix in recognition of unusual or non-recurring events, transactions and accruals for the effect of the following qualifying objective items:

(aa)	Asset impairments as described in SFAS No. 144, as amended, revised or superseded;

(bb)	Costs associated with exit or disposal activities as described by SFAS No. 146, as amended, revised or superseded;

(cc)	Amortization costs associated with the acquisition of goodwill or other intangible assets, as described by SFAS No. 142, as amended, revised or superseded;

(dd)	Merger integration costs;

(ee)	Merger transaction costs;

(ff)	Any profit or loss attributable to the business operations of a reportable segment as described by SFAS No. 131 as amended, revised or superseded;

(gg)	Any profit or loss attributable to a reportable segment as described by SFAS No. 131, as amended, revised or superseded or an entity or entities acquired during the period of service to which the performance goal relates;

(hh)	Any specified Tax settlement(s) (or combination thereof) with a Tax authority;

(ii)	The relevant Tax effect of new Tax legislation enacted after the beginning of the Performance Period or other changes in Tax law;

(jj)	Any extraordinary item, event or transaction as described in Accounting Principles Board Opinion (“APB”) No. 30, as amended, revised or superseded;

(kk)	Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in APB No. 30, as amended, revised or superseded;

(ll)	Any other non-recurring items or other non-GAAP financial measures (not otherwise listed);

(mm)	Any change in accounting as described in APB No. 20, as amended, revised or superseded;

(nn)	Unrealized gains or losses on investments in debt and equity securities as described in SFAS No. 115, as amended, revised or superseded;

(oo)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in SFAS No. 133, as amended, revised or superseded;

(pp)	Shares-based compensation charges as described in SFAS No. 123, as amended, revised or superseded;

(qq)	Any gain or loss as reported as a component of other comprehensive income as described in SFAS No. 130, as amended, revised or superseded;

(rr)	Any gain or loss as a result of a direct or indirect guarantee, as described in FASB Interpretations (“FIN”) No. 45, as amended, revised or superseded;

(ss)	Any gain or loss as the result of the consolidation of a variable interest entity as described in FIN No. 46, as amended, revised or superseded;

(tt)	Any gain or loss as a result of litigation, judgments or lawsuit settlement (including class action lawsuits); or

(uu)	Any charges associated with the early retirement of debt obligations.

APPENDIX II

BIG LOTS, INC.
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

The Audit Committee (the ”Committee“) is appointed by the Board of Directors (the ”Board“) of Big Lots, Inc. (the ”Company“) to assist the Board in fulfilling its oversight responsibility relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (2) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (4) the performance of the Company’s internal audit services function, (5) the evaluation of enterprise risk issues, and (6) the fulfillment of the other responsibilities set out herein.

Composition

The Committee shall be comprised of three members and shall meet the independence and experience requirements of the New York Stock Exchange and the Securities Exchange Commission, as such requirements are interpreted by the Board in its business judgment. The members of the Committee shall be appointed annually by the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board shall designate one member of the Committee as its chairperson. Committee members may be replaced by the Board. Each member will be ”financially literate“ (or will become so within a reasonable time after his or her appointment to the Committee), and the chairperson of the Committee shall have ”accounting or related financial management expertise,“ as such qualifications are interpreted by the Board in its business judgment.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. No member of the Committee may receive any compensation from the Company other than directors’ fees.

Authority

The Committee shall have the sole authority to appoint or replace the Company’s independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees (and other fees paid in connection with any non-audit services) and terms of all significant non-audit engagements with the Company’s independent auditor. The Committee shall consult with management but shall not delegate these responsibilities.

The Committee shall approve guidelines for the retention of the Company’s independent auditor for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the Company’s independent auditor, all as required by applicable law or listing standards.

The Committee may request any officer or employee of the Company, the Company’s outside counsel, independent auditor, or internal auditor (or internal audit service provider) to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with management, the independent auditor and the internal audit service provider in separate executive sessions at least quarterly.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing audit reports or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee is empowered to retain persons having special competence (including special legal counsel, accounting or other consultants) as necessary to assist the Committee in fulfilling its responsibility, and may meet with the Company’s investment bankers or financial analysts who follow the Company. The Committee shall have full authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

The Committee shall instruct the Company’s independent auditor that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders.

Meetings/Attendance

The Committee is to meet at least quarterly, and as many times as the Committee deems necessary. Meetings may be by telephone. Members of the Committee are to participate in all meetings. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting.

Communication/Reporting

The Committee members are expected to maintain free and open communication with the Company’s independent auditor, members of management and the internal audit service provider. This communication shall include private sessions with each of these parties. Furthermore, the Committee shall provide sufficient opportunity for the Company’s independent auditor to meet with others in the Company as appropriate without members of management present.

Minutes of each meeting are to be prepared and sent to Committee members and the Company’s Directors who are not members of the Committee. Copies are to be provided to the Company’s independent auditor as well as the Company’s Chief Financial Officer.

The Committee shall make regular reports to the Board. The Committee shall review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Responsibilities

The Committee is to serve as a focal point for communication between the Company’s Directors who are not members of the Committee, the Company’s independent auditor, and members of management, as their duties relate to financial accounting, reporting and controls. The Committee is to assist the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company, its subsidiaries and affiliates, and the sufficiency of auditing relative thereto. It is to be the Board’s principal agent in ensuring the independence of the Company’s independent auditor, the integrity of management and the adequacy of disclosures to shareholders. The opportunity for the independent auditor to meet with the entire Board as needed is not to be restricted, however.

The Committee shall rely on the expertise and knowledge of the Company’s members of management and the Company’s independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles (”GAAP“). The Company’s independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP or to assure compliance with applicable rules and regulations.

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Specific Duties

At least quarterly, the Committee is to:

(1)  Meet to review and discuss with members of management and the Company’s independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the Company’s independent auditor’s review of the quarterly financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)  Discuss with members of management and the Company’s independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s quarterly financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls (including any special audit steps adopted in light of material control deficiencies), the development, selection and disclosure of critical accounting estimates, and analysis of the affect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

(3)  Discuss with members of management the Company’s earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(4)  Receive periodic reports from the Company’s independent auditor regarding their independence, discuss such reports with them, consider whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the Company’s independent auditor.

(5)  Review with members of management and the Company’s independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(6)  Meet with the Chief Financial Officer, the Company’s independent auditor and the Company’s internal auditor (or internal audit service provider) in separate sessions, without management present.

(7)  Review with the Company’s General Counsel legal or other matters that may have a material impact on the financial statements, the Company’s compliance policies (including compliance with the Company’s Code of Business Conduct & Ethics) and any material reports or inquiries received from regulators or governmental agencies.

(8)  Discuss with members of management all certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

(9)  Review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and review management’s conclusions about the effectiveness of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(10)  Review with members of management and the Company’s independent auditor the effect of new or proposed regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures.

At least annually, the Committee is to:

(1)  Meet with the Company’s independent auditor and internal auditor (or internal audit service provider) prior to their respective audits to review the overall scope and plans for the respective audits, the adequacy of staffing (including experience and qualifications of senior members) and other factors that may affect the effectiveness and timeliness of such audits. The Committee shall discuss with members of management, the internal auditor (or internal audit service provider) and the Company’s independent auditor the Company’s major risk exposures (whether financial, operating or otherwise), including the steps management has taken to monitor and control such exposures, management of the Company’s legal compliance programs and other considerations that may be relevant to their respective audits. The Committee shall review with members of management and the Company’s independent auditor management’s annual internal control report, including any attestation of the same by the Company’s independent auditor and the adequacy and effectiveness of the Company’s accounting and financial controls. Members of management and the internal auditor (or internal audit service provider) shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internals controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

(2)  Discuss with the Company’s independent auditor and members of management the internal audit responsibilities, budget and staffing (whether internal or outsourced) and any recommended changes in the planned scope of the internal audit. If the internal audit services are outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service provider and shall approve fees paid to the internal audit service provider. As part of its responsibility to evaluate any internal audit service provider, the Committee shall review the quality control procedures applicable to the service provider. The Committee shall also obtain a report of the service provider addressing such service provider’s internal control procedures, issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of such service provider.

(3)  Meet to review and discuss the annual audited financial statements, with members of management and the Company’s independent auditor, including disclosures made under ”Management’s Discussion and Analysis of Financial Condition and Results of Operations,“ and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K. When conducting its review, the Committee shall discuss with members of management and the Company’s independent auditor their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls.

(4)  Discuss with members of management and the Company’s independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, analysis of the affect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements, and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 (Reports on the Application of Accounting Principles) letters.

(5)  Discuss with the Company’s independent auditor and internal audit service provider, if any, any consultations they held with their respective national offices regarding accounting or auditing issues.

(6)  Obtain from the Company’s independent auditor assurance that Section 10A of the Securities Exchange Act of 1934, regarding illegal acts, has not been implicated.

(7)  Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. In particular, and without limitation, discuss:

(a)  The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the Company’s independent auditor for management.

(b)  The management letter provided by the Company’s independent auditor and the Company’s response to that letter.

(c)  Any difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(8)  Obtain and review a report from the Company’s independent auditor regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between he Company’s independent auditor and the Company. Evaluate the qualifications, performance and independence of the Company’s independent auditor, including whether the Company’s independent auditor’s internal quality-controls are adequate and its provision of non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the Company’s internal auditor (or internal audit service provider). Review and evaluate the performance of the lead partner of the Company’s independent auditor assigned to the Company. The Committee shall present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

(9)  Obtain and review any other material written communications (or summaries thereof) between the Company’s independent auditor and management and all relevant reports (or summaries thereof) rendered by the Company’s independent auditor.

(10)  Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the Company’s independent auditing firm itself on a regular basis.

(11)  Obtain and review a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

(12)  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(13)  Review the Company’s independent auditor’s attestation and report on management’s internal control report required under Section 404(b) of the Sarbanes-Oxley Act of 2002.

As required, the Committee is to:

(1)  Review with members of management and the Company’s independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

(2)  Meet periodically with members of management to review major financial risk exposures of the Company identified by management, if any, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(3)  Set policies and guidelines for the Company’s hiring of employees or former employees of the Company’s independent auditor who were engaged on the Company’s account.

(4)  The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

Performance Evaluation

The Committee shall produce and provide to the Board an annual performance self evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter and set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation shall also recommend to the Board, for its approval, any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Big Lots, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Big Lots, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BIGLO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  BIG LOTS, INC.

Vote On Directors

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the nominees named below.						For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write each such nominee’s name on the line below.

	01)	Sheldon M. Berman	06)	Ned Masnour
	02)	Stephen S. Fishman	07)	Russell Solt
	03)	David T. Kollat	08)	James R. Tener
	04)	Brenda J. Lauderback	09)	Dennis B. Tishkoff			☐	☐	☐
	05)	Philip E. Mallott
										For	Against	Abstain
Vote On Proposal

2.	APPROVAL OF THE BIG LOTS 2006 BONUS PLAN. The Board of Directors recommends a vote FOR the approval of the Big Lots 2006 Bonus Plan.									☐	☐	☐
The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, 2006 Proxy Statement and 2005 Annual Report to Shareholders. The undersigned also hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of the Company represented by this proxy.

Please sign as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, a duly authorized officer shall sign on behalf of the corporation.

					Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future proxy materials, annual reports and meeting notices in a single package per household.					☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BIG LOTS, INC.

Proxy Solicited on Behalf of the Board of Directors

for the May 25, 2006 Annual Meeting of Shareholders

The undersigned hereby appoints Steven S. Fishman, Joe R. Cooper and Charles W. Haubiel II, and each of them, with full power of substitution, as proxy for the undersigned to attend the Annual Meeting of Shareholders of Big Lots, Inc., to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 25, 2006, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as indicated on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner you specify. If you do not specify a choice as to Proposal One, the above-named proxies will vote the common shares FOR each of the nominees named on the reverse side of this card. If any nominee named for election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as the Company's Board of Directors may recommend. If you do not specify a choice as to Proposal Two (excluding broker non-votes), the above-named proxies will vote the common shares FOR the approval of the Big Lots 2006 Bonus Plan. The above-named proxies will vote the common shares in accordance with the recommendations of the Company's Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders.